Exhibit 10.1

LEASE

This Lease (the "Lease"), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the "Summary"), below, is made by and between TRIMBLE-JUNCTION VENTURES, LLC, a Delaware limited liability company ("Landlord"), and VEECO INSTRUMENTS INC., a Delaware corporation ("Tenant").

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE (References are to the Lease)			DESCRIPTION
1	Date:		February 18, 2021

2.	Premises and Building (Article 1):

	2.1	Building:	That certain building containing approximately 96,780 rentable square feet of space, commonly known as 355 East Trimble Road, San Jose, California and depicted in the existing Site Plan set forth in Exhibit A to this Lease (as the same shall be modified by the Tenant Improvements performed by Tenant as described in the “Final Space Plan” [as defined in Exhibit B] and attached as Exhibit B-1, the "Site Plan").

	2.2	Premises:	The Premises consists of the entire Building, including Tenant's exclusive right to use the roof of the Building pursuant to Section 39.38, Tenant's exclusive right to place signage on the exterior of the Building pursuant to Section 23, and install certain "Exterior Equipment" (as defined below) pursuant to Section 39.39, subject in each case to the terms and conditions set forth in this Lease.

	2.3	Project:	The Building is part of a multi-tenant industrial Project consisting of two (2) buildings, as further set forth in Section 1.1.2 of this Lease.

3.	Lease Term (Article 2):

	3.1	Length of Term:	One hundred ninety-two (192) full calendar months.

	3.2	Delivery Date:	The date that Landlord delivers the Premises to Tenant in the condition required under Section 1.1.1 below. The Delivery Date is anticipated to occur on April 1, 2021 (the "Scheduled Delivery Date"). If for any reason the Delivery Date fails to occur by the Scheduled Delivery Date, then the Scheduled Lease Commencement Date (as defined below) shall be extended on a day for day basis for each day that the Delivery Date fails to occur beyond the Scheduled Delivery Date. Without limitation on the foregoing, if for any reason the Delivery Date fails to occur within thirty (30) days after the Scheduled Delivery Date (as such Scheduled Delivery Date may be extended for a period not to exceed an additional forty-five (45) days solely due to Force Majeure, as defined below), then Tenant shall have the right, in its sole and absolute discretion, to terminate this Lease upon notice to Landlord delivered at any time between thirty-one (31) days and sixty (60) days after the Scheduled Delivery Date, which such termination shall be effective on the date which is fifteen (15) days after delivery of such notice, unless the Delivery Date occurs within such fifteen (15) day period.

	3.3	Lease Commencement Date:	The earlier to occur of (i) January 1, 2022 (the "Scheduled Lease Commencement Date"), subject to extension as provided in Section 3.2 of this Summary above, or (ii) the date that Tenant occupies any portion of the Premises other than the Early Occupancy Area (as defined below) for the conduct of business.

	3.4	Lease Expiration Date:	The expiration of the one hundred ninety-second (192nd) full calendar month following the Lease Commencement Date.

4.	Base Rent; Tenant's Share:

	4.1	Base Rent (Article 3):

Lease Month	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rate per RSF
**Lease Month 1 – 12	$2,473,696.80	$206,141.40	$2.13 (based on 96,780 SF)
Lease Month 13 – 24	$2,044,800.00	$170,400.00	$2.13 (based on deemed 80,000 SF)
Lease Month 25 – 36	$2,244,000.00	$187,000.00	$2.20 (based on deemed 85,000 SF)
Lease Month 37 – 48	$2,440,800.00	$203,400.00	$2.26 (based on deemed 90,000 SF)
Lease Month 49 – 60	$2,703,413.76	$225,284.48	$2.33 (based on 96,780 SF)
Lease Month 61 – 72	$2,784,516.12	$232,043.01	$2.40
Lease Month 73 – 84	$2,868,051.60	$239,004.30	$2.47
Lease Month 85 – 96	$2,954,093.16	$246,174.43	$2.54
Lease Month 97 – 108	$3,042,715.92	$253,559.66	$2.62
Lease Month 109 – 120	$3,133,997.40	$261,166.45	$2.70
Lease Month 121 – 132	$3,228,017.28	$269,001.44	$2.78
Lease Month 133 – 144	$3,324,857.76	$277,071.48	$2.86
Lease Month 145 – 156	$3,424,603.44	$285,383.62	$2.95
Lease Month 157 – 168	$3,527,341.56	$293,945.13	$3.04
Lease Month 169 – 180	$3,633,161.76	$302,763.48	$3.13
Lease Month 181 – 192	$3,742,156.56	$311,846.38	$3.22

**Subject to abatement pursuant to Section 3.2 below.

"Lease Month 1" shall commence on the Lease Commencement Date and end on the last day of the first (1st) full calendar month thereafter, and each subsequent Lease Month shall be the calendar month commencing on the day after the expiration of the prior Lease Month, except that the last Lease Month set forth above shall be such period as shall end on the expiration or sooner termination of the Lease.

	4.2.	Tenant's Share of the Building (Article 4):	100%.

	4.3.	Tenant's Share of the Project (Article 4):	54.71%.

5.	Security Deposit:		None.

6.	Guarantor:		None.

7.	Permitted Use (Article 5):		Manufacturing, lab, warehouse, testing, research and development, office. Administration, sales and any other legally permitted uses, subject to Article 5 below.

8.	Notice Address of Tenant (Section 29.14):		Veeco Instruments Inc. 304 Elisabeth Avenue Somerset, New Jersey 08873 Attention: Charles Howlett

and Veeco Instruments Inc. 1 Terminal Drive Plainview, New York 11903 Attention: Kirk Mackey

9.	Notice Address of Landlord: (Section 29.14):

c/o Highlands REIT, Inc.
332 South Michigan Avenue, Ninth Floor
Chicago, Illinois 60604
Attn: Asset Management

with a copy to:

c/o Highlands REIT, Inc.
332 South Michigan Avenue, Ninth Floor
Chicago, Illinois 60604
Attn: General Counsel

10.	Brokers (Section 29.22):		For Landlord: Cushman & Wakefield

For Tenant: CBRE, Inc.

11.	Parking Spaces (Article 28):		Tenant shall have the exclusive use of the parking spaces depicted on Exhibit A attached hereto, consisting of three hundred five (305) parking spaces (i.e., 3.15 parking spaces per 1,000 square feet of the Premises).

12.	Improvement Allowance (Section 2 of Exhibit B):		$6,774,600.00 (i.e., $70.00 per square foot of the Premises). In addition, Landlord shall provide Tenant with a test-fit allowance equal to $14,517.00 (i.e., $0.15 per rentable square foot of the Premises), and the “Asphalt Repair Allowance” and the “Stucco Repair Allowance” (as each is defined in Section 2.6 of Exhibit B).

1.                   PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1               Premises, Building, Project and Common Areas.

1.1.1          The Premises; Delivery of Possession. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the "Premises"). The outline of the Premises is set forth in Exhibit A attached hereto and has the number of rentable square feet as set forth in Section 2.1 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and each of Landlord and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. Landlord shall deliver the Premises to Tenant on the Delivery Date with the mechanical roof top HVAC units serving the Premises in good working order, condition and repair; provided, however, that, except as otherwise expressly set forth in Section 7.2 below, the foregoing shall not imply any representation or warranty as to the useful life of any such units or systems, nor shall the foregoing diminish Tenant's responsibility to perform any repairs, modifications or improvements to the same necessitated after the Delivery Date to the extent Tenant is expressly required to do so under this Lease. Except as specifically set forth in this Lease and in the Work Letter attached hereto as Exhibit B (the "Work Letter"), Landlord shall tender possession of the Premises to Tenant in its presently existing, "as is" condition, and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. If for any reason, Landlord is delayed in tendering possession of the Premises to Tenant by any particular date, Landlord shall not be subject to any liability for such failure, and the validity of this Lease shall not be impaired, subject to the provisions of and Tenant's rights set forth in Section 3.2 of the Summary. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the Work Letter. Landlord reserves the right to make alterations or additions to or to change the location of elements of the Project other than the Premises; provided that the foregoing do not result in an "Adverse Condition" (as defined below). As used in this Lease, an "Adverse Condition" shall mean: (i) an unreasonable interference with (A) Tenant's use of the Premises for the Permitted Use, (B) Tenant's access to the Premises or those common areas of the Project necessary to Tenant's use of the Premises for the Permitted Use, (C) the rights granted to Tenant under this Lease, or (D) the ability of Tenant or Tenant's employees to use the number of parking spaces to which they are entitled under this Lease, or reduces the overall parking spaces at the Project to an amount which is less than 3.15 spaces per 1,000 rentable square feet of the Project or which is less than the amount required under Applicable Laws; (ii) a change in the character or quality of the Project to something which is not consistent with Comparable Buildings; or (iii) an event which unreasonably and materially increases Tenant's monetary obligations and material non-monetary obligations under this Lease (other than an increase in Direct Building Expenses to the extent expressly permitted under Article 4 below). The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair; provided that the foregoing shall not be deemed to limit Landlord's ongoing obligations under Section 7.2 below.

1.1.2          The Building and the Project. The Premises constitute the entire building set forth in Section 2.1 of the Summary (the "Building"). The Building is part of the "Project," as that term is defined below. The term "Project," as used in this Lease, shall mean (i) the Building and the "Common Areas," as that term is defined in Section 1.1.3, below (ii) the land (which is improved with landscaping, parking areas and other improvements) upon which the Building and the Common Areas are located which is more particularly described in Schedule 1.1.2 attached hereto, (iii) the Project parking areas, and (iv) at Landlord's discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project, provided that any additions set forth in this clause (iv) shall not increase Tenant's obligations under Article 4.

1.1.3          Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, provided that the same does not result in an Adverse Condition and expressly excluding the Premises, are collectively referred to herein as the "Common Areas"). The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time pursuant to Article 5. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project (other than the Premises) and the Common Areas, provided that the same does not result in an Adverse Condition. Notwithstanding anything above to the contrary, Landlord shall maintain and operate the Project, including the Common Areas, in a manner materially consistent with that of other comparable flex buildings in the San Jose R&D submarket, which are comparable with the Project in terms of use, size, age, quality of construction, appearance, and quality of common area improvements as of the date hereof (the "Comparable Buildings"). Except when and where Tenant's right of access is specifically excluded as the result of (i) an emergency, (ii) a requirement by Applicable Laws, or (iii) a specific provision set forth in this Lease, Tenant shall have the right of access to the Premises, the Building, the Common Areas and the Project parking areas twenty-four (24) hours per day, seven (7) days per week during the "Lease Term," as that term is defined in Section 2 of this Lease, as well as during the period after the Delivery Date and prior to the Lease Term for the purposes set forth in the Work Letter and in Section 2.2 below.

1.2               Rentable Square Feet of Premises and Building. For purposes of this Lease, the square footages set forth in the Summary and all percentages based thereupon shall be deemed accurate and neither the Premises, Building nor Project shall be subject to remeasurement at any time.

2.                   LEASE TERM

2.1               General. Following the Delivery Date, all of the terms and conditions of this Lease shall apply, other than Tenant's obligation to pay Base Rent and Tenant's Share of Direct Expenses (as defined below), as though the Lease Commencement Date had occurred (although the Lease Commencement Date shall not actually occur until the occurrence of the same pursuant to Section 3.3 of the Summary). The term of this Lease (the "Lease Term") shall be as set forth in Section 3.1 of the Summary and shall commence on the date (the "Lease Commencement Date") set forth in Section 3.3 of the Summary and shall terminate on the date (the "Lease Expiration Date") set forth in Section 3.4 of the Summary, unless sooner terminated or extended as hereinafter provided. At any time during the Lease Term, Landlord may deliver to Tenant a notice of Lease Term dates in the form as set forth in Exhibit C, or such other reasonably comparable form used by Landlord from time to time, as a confirmation only of the information set forth therein, attached hereto, which notice Tenant shall execute and return to Landlord within five (5) days of receipt thereof to the extent such notice is accurate.

2.2               Beneficial Occupancy. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall have the right (but not obligation) to occupy up to 10,000 square feet of the Premises (such area, the "Early Occupancy Area") for the conduct of its business after the Delivery Date and prior to the Lease Commencement Date, provided that (i) Tenant shall give Landlord at least ten (10) days' prior written notice of any such occupancy for the conduct of its business, including a designation of the Early Occupancy Area, (ii) governmental approval (including permit "sign-offs") permitting the occupancy of the Early Occupancy Area by Tenant shall have been issued by the appropriate governmental authorities for each such portion to be occupied, (iii) Tenant shall have delivered to Landlord satisfactory evidence of the insurance coverage required to be carried by Tenant in accordance with Article 10 below with respect to the Premises, (iv) during such early occupancy period, Tenant shall not be required to Base Rent for the Early Occupancy Area, (v) during such early occupancy period, Tenant shall be required to pay Landlord the applicable pro rata portion of Tenant's Share of Direct Expenses attributable to the Early Occupancy Area, and (vi) except as provided in clauses (iv) and (v) above, all of the terms and conditions of this Lease shall apply to Tenant's occupancy of the Early Occupancy Area as though the Lease Commencement Date had occurred (although the Lease Commencement Date shall not actually occur until the occurrence of the same pursuant to the terms of Section 3.3 of the Summary). Upon Tenant's breach of any of the foregoing conditions which remains uncured after any notice and cure periods applicable to such breach under this Lease, Landlord may, in addition to exercising any of its other rights and remedies set forth herein, revoke Tenant's right to so occupy the Early Occupancy Area prior to the Lease Commencement Date as set forth in this Section 2.2.

2.3               Renewal Option.

2.3.1          Option Right. Landlord hereby grants to the Tenant named in the Summary (the "Original Tenant") or its Permitted Transferee Assignee (as defined below) two (2) options to extend (each, an "Extension Option") the Lease Term each for a period of three (3) years (each, an "Option Term"), which options shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, Tenant is not then in monetary or material non-monetary default under this Lease beyond applicable notice and cure periods. Upon the proper exercise of an Extension Option, provided that as of the end of the Lease Term (or the end of the first Option Term, as the case may be), Tenant is not in economic or material, non-economic default under this Lease beyond the applicable notice and cure periods (unless Landlord, at Landlord's option, agrees in writing to waive any non-compliance by Tenant with this proviso solely for purposes of the validity of the exercise of such Extension Option), as of the end of the initial Lease Term (or the end of the first Option Term, as the case may be), the Lease Term, as it applies to the Premises, shall be extended for a period of three (3) years. The rights contained in this Section 2.3 shall be personal to the Original Tenant or its Permitted Transferee Assignee and may only be exercised by the Original Tenant or its Permitted Transferee Assignee (and not any assignee, sublessee or other transferee of Tenant's interest in this Lease other than a Permitted Transferee Assignee) if the Original Tenant or its Permitted Transferee Assignee is leasing the entire Premises and has not sublet more than twenty-five percent (25%) of the Premises.

2.3.2          Option Rent. The rent payable by Tenant during each Option Term (the "Option Rent") shall be equal to ninety-five percent (95%) of the Fair Market Value (as hereinafter defined) of the Premises, as increased by three percent (3%) on each anniversary of the commencement of the applicable Option Term. "Fair Market Value" shall mean the fixed rent component, on an annual per rentable square foot basis, at which tenants, as of the commencement of the applicable Option Term, are leasing non-sublease, non-encumbered, non-equity space comparable in size, location and quality to the Premises for a term of at least three (3) years, in an arm's length transaction consummated during the twelve (12) month period prior to the date on which Landlord delivers to Tenant the applicable "Option Rent Notice," as this term is defined below, which comparable space is located in the Project and in the Comparable Buildings ("Comparable Transactions"). In examining the terms of the Comparable Transactions to determine Fair Market Value, all concessions and other relevant factors of such Comparable Transactions shall be taken into account, including, without limitation, the following: (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space (subject to clause (2) below), (b) tenant improvements (existing or to be provided by the landlord) or tenant improvement, refurbishment, carpet and paint and similar allowances therefor provided or to be provided by the landlord for such comparable space, taking into account, and deducting the value of, the existing improvements in the Premises, such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by Tenant based upon the fact that the precise tenant improvements existing in the Premises are specifically suitable to Tenant (but excluding from such deduction the value of any specialized improvements installed by Tenant that are specific in nature to Tenant's use or business), (c) location, size, and/or floor level(s) of the space in question when compared to the Premises, (d) the standards of measurement used to arrive at "rentable square footage" of the space in question when compared to the standards of measurement used to arrive at the rentable square footage of the Premises, (e) location, quality, and age of the applicable building in which the space in question is located, (f) relocation/moving allowances provided and any lease takeover obligations of the landlord; (g) space planning and test fit allowances, if not a part of any tenant improvement allowances, (h) extent of services provided or to be provided by the landlord; (i) size and type of campus, and amenities provided to tenants, (j) amount of parking provided and associated charges, (k) the method of expense recovery, if any, provided for in such Comparable Transaction (including whether the same is a gross lease or provides for any additional rent and considering whether the same is on a "triple net", "base year" or "expense stop" basis, and any applicable exclusions or limitations on reimbursable expenses), when compared to Tenant's obligations under Article 4 for such Option Term), (l) term of lease and any early termination options in favor of either party, and (m) any step up or escalations in rent provided for in such Comparable Transactions compared to the annual 3% step ups in Option Rent provided for above; provided, however, that notwithstanding anything to the contrary herein, no consideration shall be given to (1) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant's exercise of its right to lease the Premises during the applicable Option Term or the fact that the Comparable Transactions do or do not involve the payment of real estate brokerage commissions, and (2) any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the period required for the design, permitting and construction of tenant improvements in the space which is the subject of such Comparable Transactions. Tenant shall continue to pay Tenant's Share of Building Direct Expenses during the applicable Option Term in accordance with Article 4 below.

2.3.3          Exercise of Option. The Extension Option(s) contained in this Section 2.3 shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver irrevocable written notice (the "Option Exercise Notice") to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the initial Lease Term, or the first Option Term, as the case may be, exercising its option; (ii) Landlord, within thirty (30) days after receipt of the Option Exercise Notice shall deliver written notice (the "Option Rent Notice") to Tenant setting forth the proposed Option Rent for the applicable Option Term; and (iii) Tenant, within twenty (20) days after Tenant's receipt of the Option Rent Notice, shall send written notice to Landlord either (A) confirming Tenant's agreement with the proposed Option Rent contained in the Option Rent Notice, or (B) objecting to the Option Rent contained in the Option Rent Notice. If Tenant timely objects to the Option Rent Notice or fails to timely respond to the Option Rent Notice, then the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 2.3.4 below.

2.3.4          Determination of Option Rent. In the event Tenant timely and appropriately objects (or is deemed to have objected) to the Option Rent, Landlord and Tenant shall attempt to agree upon the Option Rent using their good-faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) business days following Tenant's objection (or deemed objection) to the Option Rent (the "Outside Agreement Date"), then each party shall make a separate determination of the Option Rent and set forth such determination in a written notice to the other party within five (5) business days after the Outside Agreement Date (its "Determination"), and such Determinations shall be submitted to arbitration in accordance with Sections 2.3.4.1 through 2.3.4.7 below. If a party fails to timely delivery its Determination of Option Rent, then the Determination of Option Rent which is timely delivered by the other party shall be deemed to be the Option Rent.

2.3.4.1          Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker who shall have been active over the ten (10) year period ending on the date of such appointment in the leasing of Comparable Buildings. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Determination of Option Rent is the closest to the actual Option Rent as determined by the arbitrators, taking into account the requirements of Section 2.3.2 of this Lease. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date.

2.3.4.2         The two arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators, provided that the third arbitrator shall not be then representing Landlord or Tenant or their affiliates.

2.3.4.3        The three arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to their determination of Option Rent and which of Landlord's or Tenant's Determination of Option Rent is closer to their determination of Option Rent, and shall notify Landlord and Tenant thereof (and the Option Rent set forth in the Determination of Landlord or Tenant which is closest to the Option Rent determined by the arbitrators shall be conclusively deemed to be Option Rent).

2.3.4.4         The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

2.3.4.5         If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the Outside Agreement Date, the arbitrator timely appointed by one of them shall reach a decision as set forth in Section 2.3.4.3, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

2.3.4.6          If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or if both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to binding, final, non-applicable arbitration before a J.A.M.S. arbitrator mutually agreed upon by Landlord and Tenant. If Landlord and Tenant cannot agree on the arbitrator, the parties will so inform J.A.M.S., who will then be authorized to select a J.A.M.S. judge to arbitrate the matter. Each party shall have the right of discovery pursuant to the California Code of Civil Procedure and evidentiary hearings shall be governed by the California Evidence Code, but subject to the instruction set forth in this Section 2.3.4.

2.3.4.7          The cost of arbitration shall be paid by Landlord and Tenant equally.

3.                   BASE RENT

3.1               General. Tenant shall pay, without prior notice or demand, except as otherwise set forth in this Lease, to Landlord at such place as Landlord may from time to time designate in writing, by check for lawful money of the United States of America (or, at Landlord's option, by federal funds wire transfer to an account designated by Landlord), base rent ("Base Rent") as set forth in Section 4.1 of the Summary, payable in equal monthly installments as set forth in Section 4.1 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever, except as otherwise set forth in this Lease. The Base Rent for the first full month of the Lease Term, which occurs after the expiration of any free rent period, shall be paid concurrent with Tenant's execution and delivery of this Lease. If any rental payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall accrue on a daily basis during such fractional month and shall total an amount equal to the product of (i) a fraction, the numerator of which is the number of days in such fractional month and the denominator of which is the actual number of days occurring in such calendar month, and (ii) the then-applicable monthly installment of Base Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2               Abated Base Rent. Provided that Tenant is not then in default of this Lease, beyond any applicable notice and cure periods, then for the period commencing on the first day of Lease Month 1 and ending on the expiration of Lease Month 12 (but excluding the remainder of the calendar month in which the Lease Commencement Date occurs if the Lease Commencement Date falls on other than the first day of such month) (the "Rent Abatement Period"), Tenant shall not be obligated to pay Base Rent which would otherwise be payable under Section 3.1 above with respect to such Rent Abatement Period (the "Rent Abatement"), except that, notwithstanding the foregoing, Tenant shall remain obligated to pay all of its other monetary obligations under this Lease with respect to the Rent Abatement Period other than such Rent Abatement, including, without limitation, (i) Tenant's Share of Operating Expenses, (ii) Tenant's costs and expenses attributable to utilities, heating and air conditioning provided to the Premises (in addition to any amounts payable by Tenant pursuant to Section 6.2 below), and (iii) any and all taxes and other charges as set forth in Section 4.5 below. Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease and for agreeing to pay the Rent and performing the terms and conditions otherwise required under this Lease. If Tenant shall be in default under this Lease, beyond any applicable notice and cure periods, and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to this Lease, and this Lease terminated by Landlord under Article 19 as a result of such default, then as a part of the recovery set forth in Section 19.2.2 of this Lease, Landlord shall be entitled to the recovery of the unamortized portion of the Rent Abatement as of the date of such termination (and for this purpose only the Rent Abatement shall be amortized in equal monthly installments without interest over the portion of the initial Lease Term commencing upon expiration of the Rent Abatement Period). The total amount of Base Rent abated during the Rent Abatement Period shall not exceed $2,473,696.80 (i.e., $206,141.40 per month).

4.                   ADDITIONAL RENT

4.1               Additional Rent. Commencing as of the Lease Commencement Date, Tenant shall pay, as additional rent, "Tenant's Share" (as defined in Sections 4.2 and 4.3 of the Summary, as applicable) of the annual "Direct Expenses," as such term is defined in Section 4.2.2 of this Lease. Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, shall be hereinafter collectively referred to as the "Additional Rent." The Base Rent and Additional Rent are herein collectively referred to as the "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2               Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1          "Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and in the event of any such change, Tenant's Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.2          "Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses."

4.2.3          "Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof, all as determined in accordance with sound real estate management principles consistently applied.

4.2.3.1          Operating Expenses: Inclusions. Without limiting the generality of Article 4 and/or Landlord's right to include other items therein, Operating Expenses may specifically include any and all of the following: (i) except with respect to janitorial and utility service to the Premises (which shall be paid directly by Tenant pursuant to Article 6 below), the cost of supplying all utilities to the Common Areas, including the cost of operating, maintaining, repairing, renovating and managing the utility, telephone, mechanical, sanitary, storm drainage, site drainage, backflow, and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with the implementation and operation of a transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project (provided that, in no event shall Tenant's Share of such insurance costs included in Operating Expenses include (A) deductibles for any casualty, flood or terrorism insurance carried by or on behalf of Landlord in an amount exceeding $100,000.00 for any individual claim, (B) a deductible for any earthquake insurance carried by or on behalf of Landlord in excess of five percent (5%) of the replacement cost of the applicable Building; in any event, the deductible for earthquake insurance shall be amortized over ten (10) years and only an amount of up to $1.00 per rentable square foot of the Premises may be included in Operating Expenses in any Expense Year or (C) premiums for any insurance policies other than all-risk/casualty, including rent loss/ business interruption coverage, flood, liability, earthquake and terrorism policies maintained by Landlord, unless the holder of a Superior Interest (as defined below) requires that Landlord carry any other type of insurance not listed in this clause (C); (iv) the cost of landscaping (including, without limitation, tree trimming/pruning and plant replacement), irrigation system repair, relamping, and all supplies, labor, tools, equipment and materials used in the operation, repair and maintenance of the Common Areas within the Project, as well as the cost of exterior pest control; (v) the cost of parking area repair, restoration, and maintenance within the Common Areas, including, but not limited to, replacing, repairing and upgrading parking lot lighting, resurfacing, repainting, restriping, sweeping and cleaning; (vi) fees, charges and other costs, including management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project (including, without limitation, any accounting or related fees incurred in auditing or appealing any Tax Expenses described in Section 4.2.4, below), provided that any such management fees shall not exceed two and one-half percent (2.5%) of the gross revenues of the Project; (vii) any payments under equipment rental agreements and the fair rental value of any management office space; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, management, maintenance or security of the Project (including, but not limited to, all fringe benefits, workers' compensation, insurance premiums and payroll taxes), and employer's Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits, provided, that if any employees of Landlord provide services for more than one building of Landlord, then only a prorated portion of such employees' wages, benefits and taxes shall be included in Operating Expenses based on the portion of their working time devoted to the Project; (ix) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement of all systems and equipment of the Project, and components thereof, including, but not limited to, the fire sprinkler system and the mechanical system(s) (provided that if the same are capital in nature pursuant to generally accepted accounting principles, they shall be amortized in the same manner as "Permitted Capital Expenditures" (as defined below); (xi) the cost of fire life safety (including, without limitation, any monitoring, repairing, servicing, testing and inspecting thereof), alarm monitoring and security service and other services, exterior window cleaning, Common Area trash removal, replacement of common or public area or facilities, maintenance and replacement of curbs, loading docks, sump pumps and walkways, repair to roofs and re-roofing, repairs to the floors slabs and all paved areas; (xii) amortization (over its useful life as Landlord shall reasonably determine in accordance with generally accepted accounting principles, including interest on the unamortized cost at a commercially reasonable interest rate as of the date the same is placed in service) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) [Intentionally Deleted]; (xiv) costs to repair and maintain any roof membranes (provided that if the same are capital in nature pursuant to generally accepted accounting principles, they shall be amortized in the same manner as Permitted Capital Expenditures; (xv) costs of repair and maintenance of Project signage; (xvi) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, as opposed to capital upgrades, (B) that are required to comply with present or anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Project required to keep the Project in good order or condition, or (D) that are required under any governmental law or regulation, except for capital repairs, replacements or other improvements to remedy a condition existing prior to the Delivery Date (collectively, "Permitted Capital Expenditures"); provided, however, that any Permitted Capital Expenditure shall be amortized with interest at a commercially reasonable interest rate as of the date the same is placed in service over its useful life as Landlord shall reasonably determine in accordance with generally accepted accounting principles; (xvii) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses" as that term is defined in Section 4.2.4, below; (xviii) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Project; (xix) services and amenities of the Project which are available to all tenants of the Project at the same charge or at no charge; (xx) costs for parking lot sealing and/or resurfacing not more than once every four (4) years; and (xxi) costs of any additional services not provided to the Building or the Project as of the Lease Commencement Date but which are thereafter provided by Landlord in the prudent management of the Building or the Project. Any of the services which may be included in the computation of the Operating Expenses of the Project may be performed by divisions, subsidiaries or affiliates of Landlord, provided that the contracts for the performance of such services shall be reasonably competitive with similar arms-length contracts in Comparable Buildings with third parties unaffiliated with Landlord.

4.2.3.2          Solely with respect to those Operating Expenses of the Project for which Tenant's Share thereof is as set forth in Section 4.3 of the Summary of Basic Terms and the cost of which is directly attributable to the occupancy level of the Project: (1) if Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in such Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant; and (2) if the Project is not at least ninety-five percent (95%) occupied during all or a portion of any Expense Year (including, without limitation, if any portion of the Project is unleased or is leased, but is not then being used by a tenant in the ordinary course of its business), Landlord may elect to make an appropriate adjustment to such Operating Expenses for such Expense Year to determine the amount of such Operating Expenses that would have been incurred had the Project been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. For purposes hereof, cost savings in components of Operating Expenses arising by reason of the cessation of use by tenants at the Project due to Casualty (as that term is defined in Section 11.1 below), Force Majeure (as that term is defined in Section 29.29 below), or other extraordinary circumstances are considered variable Operating Expenses that may be grossed up in Operating Expenses as provided above.

4.2.3.3          Operating Expenses: Exclusions. The following shall be excluded from Operating Expenses:

(i)             Costs incurred in connection with (1) the original construction or development of the Building or Project; or (2) any expenditure which would be considered capital in nature under generally accepted accounting principles, other than as provided in Sections 4.2.3.1(x) and 4.2.3.1(xiv) and Permitted Capital Expenditures subject to the limitations set forth in Section 4.2.3.1(xvi); provided, however that in no event shall Operating Expenses include any capital replacement or repair of the HVAC units on the roof of the Building during the Warranty Period (as defined below);

(ii)            Costs of alterations or improvements to the Premises or the premises of other tenants as a part of any lease to Tenant or other tenants;

(iii)          Depreciation and amortization (except for amortization as provided in Section 4.2.3.2 above), fees, interest on debt or amortization payments on any mortgage or mortgages, and rental under any ground or underlying leases or lease;

(iv)         Expenses to the extent directly resulting from the gross negligence of Landlord, its agents, servants or employees;

(v)          Legal fees, space planners' fees, real estate brokers' leasing commissions, advertising expenses, fees of attorneys, design and other professionals, tenant improvements or allowances, the hard and soft costs of landlord work incurred in connection with preparing space for a new tenant (including spec improvements, free rent and other tenant inducements), and other costs incurred by Landlord in connection with the original development or construction of the Building or Project or any existing or new lease, or renewal or modification of any leases of other space at the Project, the enforcement of such leases and any disputes relating to such leases (including damages payable by Landlord as a result thereof);

(vi)          Costs for which Landlord is actually reimbursed by tenants, by net insurance proceeds from its insurance carrier or any insurance carrier of any tenant, by a net condemnation award, or by recovery against any third party (including warranty repairs or replacements) or is otherwise compensated by any tenant (including Tenant);

(vii)         Any bad debt loss, rent loss, or reserves for bad debts or rent loss, or reserves for future improvements, repairs, maintenance, replacements, additions, etc.;

(viii)        Expenses in connection with services (including sub-metered utilities and janitorial services) or other benefits of a type which are not standard for the Building or the Project, and which are not available to Tenant without specific charge therefor, but which are provided to another tenant or occupant of the Building or the Project whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(ix)           Costs associated with the operation of the business of the partnership or entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Building or the Project, including partnership accounting, audit and legal matters and franchise taxes, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant or other tenants may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Building or the Project, costs of any disputes between Landlord and its employees (if any) not engaged in the Building or the Project operations, disputes of Landlord with Building or the Project management, or outside fees paid in connection with disputes with other tenants;

(x)           Fines, penalties or interest on delinquent payments (interest included on real property taxes as a part of a bonded assessment included in real property taxes shall be included as a part of Tax Expenses (hereafter defined)), or resulting from violations of Applicable Laws (except violations of Applicable Laws by Tenant or its employees, invitees or agents);

(xi)          Any damage or loss resulting from any casualty insured against by Landlord, or if not so insured, then excluding any damage or loss resulting from the type of casualty which is normally insured against by owners of Comparable Buildings, except to the extent of customary deductibles, subject to the limitations set forth in Section 4.2.3.1(iii) above;

(xii)          the cost of electrical energy or other utilities furnished to Tenant and other tenants of or tenantable space (i.e. space leased to or occupied by others or available and intended for rental and occupancy) in the Project if separately metered (or to the extent paid by Tenant pursuant to Article 6);

(xiii)        Labor costs of personnel above the grade of property manager and Project engineer and any general or administrative overhead of Landlord, including, without limitation, any costs, fees, dues, contributions or similar expenses for industry associations or similar organizations and entertainment expenses and travel expenses of Landlord, its employees, agents, partners and affiliates;

(xiv)        legal, accounting, appraisal, survey, inspection and other professional fees and disbursements, brokerage commissions, origination fees, points, transfer taxes, recording fees, title and escrow charges and other similar costs or fees incurred in connection with any sale, conveyance, financing or refinancing of the Project or portion thereof;

(xv)         costs (including, without limitation, fines, penalties, interest, and costs of repairs, replacements, alterations and/or improvements) incurred in bringing the Project into compliance with zoning, building, seismic or fire codes and other applicable laws in effect as of the Delivery Date and as interpreted by applicable governmental authorities as of such date, including, without limitation, any costs to correct building code violations pertaining to the initial design or construction of the Project or any other improvements to the Project, to the extent such violations exist as of the Delivery Date under any applicable zoning, building, seismic or fire codes and other applicable laws in effect and as interpreted by applicable governmental authorities as of such date;

(xvi)        attorneys' fees and disbursements and other costs in connection with any litigation, judgment, settlement or arbitration resulting from any tort or contractual liability and the amount of such settlement or judgment;

(xvii)       costs in connection with the acquisition of "air" or "development" rights, or any other entitlements for the Project (including costs of exactions, mitigation measures, conditions of approval, impact fees, offsite improvements, fees and costs payable to governmental authorities, and any attorney, design and other professional fees and costs in connection therewith);

(xviii)      costs and expenses (including attorneys' fees and disbursements) incurred by Landlord in connection with any obligation of Landlord to indemnify Tenant pursuant to this Lease;

(xix)          supervision and administrative costs with respect to tenant improvements;

(xx)          costs incurred or damages paid in connection with the removal, encapsulation or other remedial treatment of asbestos containing material or other Hazardous Materials in or about the Project as of the Delivery Date or placed thereon after the Delivery Date by Landlord or its agents (as well as costs, including attorney and other professional fees and costs, damages, fines and penalties in connection with any tort liabilities arising as a result thereof);

(xxi)          the portion of any expenses otherwise includable in Operating Expenses which are fairly allocable to any other properties of Landlord or an affiliate (e.g., the portion of the premiums for any insurance under "blanket" or similar policies to the extent allocable, in Landlord's good faith discretion, to any property other than the Project);

(xxii)        the costs of purchasing or leasing objects of art for display in the public areas of the Project;

(xxiii)      costs arising from Landlord's charitable or political contributions;

(xxiv)      costs for which Landlord or a third party management company has been compensated by a management fee or reimbursements, to the extent that the inclusion of such costs in Operating Expenses would result in a double charge to Tenant;

(xxv)        Landlord shall not (i) make a profit by charging items to Operating Expenses that are otherwise also charged separately to others, or (ii) collect Operating Expenses from Tenant and all other tenants/occupants in the Project in an amount in excess of what Landlord incurred for the items included in Operating Expenses; and

(xxvi)      any costs related to any building within the Project other than the Building which are of the nature that, if such costs were instead incurred in connection with the Building, Tenant's Share thereof would be 100% (it being understood that to the extent that any costs are specifically allocable to any building within the Project other than the Building [as opposed to costs affecting the Project generally], then such costs shall be borne by the tenants of such building [or Landlord, to the extent of any vacancy or any costs not borne by such tenants], but shall in no event be the responsibility of Tenant).

4.2.3.4           It is understood that Operating Expenses shall be reduced by all cash discounts, trade discounts, or quantity discounts taken by Landlord or Landlord's managing agent in the purchase of any goods, utilities, or services in connection with the operation of the Building or the Project. If capital items which are customarily purchased by landlords of Comparable Buildings are leased by Landlord, rather than purchased, the decision by Landlord to lease the item in question shall not serve to increase Tenant's Share of Operating Expenses beyond that which would have applied had the item in question been purchased. In the calculation of any expenses hereunder, it is understood that no specific expense shall be charged more than once.

4.2.3.5          Adjustments to Tenant's Share. Tenant's Share set forth in Section 4.2 of the Summary shall apply to all Operating Expenses which are directly related to the Building and not the Project generally, subject to the limitations set forth elsewhere in this Section 4.2.3. Tenant's Share set forth in Section 4.3 of the Summary shall apply to all Operating Expenses which are related to the Project generally and not directly related to the Building or any other building within the Project (as provided in Section 4.2.3.3(xxvi) above), subject to the limitations set forth elsewhere in this Section 4.2.3. Should additional commercial rentable areas or any additional buildings be constructed or incorporated by Landlord into and as a part of the Project other than the Building, as Landlord may elect at Landlord's sole discretion, whether at date of completion of construction, date of substantial occupancy, or at a later date, or should the Building or the Project be joined with or subsequently severed from an adjacent building or buildings and/or any parking areas or a parking structure also owned or operated by Landlord or any of its related entities, as Landlord may elect at Landlord's sole discretion, then Tenant's Share related to the Project shall be appropriately and reasonably adjusted upon such incorporation or severance by Landlord of the additional commercial or parking area or areas into or with or from the Project.

4.2.3.6          Proration of Operating Expenses. Should the Lease Term commence or terminate at any time other than the first or last day of the calendar year, respectively, the amounts due as Additional Rent pursuant to Article 4 for the commencement or termination year only shall be prorated pursuant to the method provided in Article 3 of this Lease.

4.2.4          Taxes.

4.2.4.1          "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, special assessment district payments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, or business taxes imposed by any local governmental authority based on square footage, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority), which Landlord shall pay because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof, or Landlord's interest therein.

4.2.4.2          Tax Expenses shall include, without limitation: (i) any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing any of the Project, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessment of the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

4.2.4.3          Any costs and expenses (including, without limitation, reasonable attorneys' fees) incurred in attempting to protest, reduce or minimize Tax Expenses (excluding, however, those costs and expenses incurred by Landlord in securing any Proposition 8 reduction as set forth in Section 4.2.4.4., below) shall be included in Tax Expenses in the Expense Year such expenses are paid (whether or not such efforts are successful). Except as set forth in Section 4.2.4.4, below, refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant's Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the terms of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.4 (except as set forth in Section 4.2.4.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease, (iv) penalties imposed upon Landlord as a result of Landlord's gross negligence, inability or unwillingness to make payments of, and/or to file any tax or informational returns with respect to, any Tax Expenses, when due, (v) any taxes or assessments charged or levied against Landlord which are not incurred as a result of the ownership, operation, leasing, or management of the Project, (vi) any real estate taxes directly payable to the taxing authority by Tenant under this Lease or by any other tenant under the applicable provisions in their respective leases, and (vii) any other taxes expressly excluded from Operating Expenses as provided in Section 4.2.4 above.

4.2.4.4          Any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall be included in Direct Expenses for purposes of this Lease. Tenant's Share of the Tax refunds under Proposition 8 shall be deducted from future Tax Expenses or refunded to Tenant. Landlord and Tenant acknowledge that this Section 4.2.5.4 is not intended to in any way affect (A) the inclusion in Tax Expenses of the statutory two percent (2%) annual maximum allowable increase in Tax Expenses (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion or exclusion of Tax Expenses pursuant to the terms of Proposition 13, which shall be governed pursuant to the terms of Sections 4.2.4.1 through 4.2.4.3, above.

4.3               Intentionally Deleted.

4.4               Calculation and Payment of Additional Rent.

4.4.1          Payment of Additional Rent. Commencing as of the Lease Commencement Date, Tenant shall pay to Landlord as Additional Rent, Tenant's Share of Operating Expenses and Tax Expenses for the portion of such Expense Year occurring during the Lease Term in the manner set forth in Section 4.4.2, below.

4.4.2          Statement of Actual Direct Expenses and Payment by Tenant. Following the end of each Expense Year, Landlord shall endeavor to give to Tenant a statement (the "Statement") which Statement shall state the actual Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of Tenant's Share of such amounts. Upon receipt of the Statement for each Expense Year ending during the Lease Term, Tenant shall pay, with its next installment of Base Rent due, the full amount of Tenant's Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Payments," as that term is defined in Section 4.4.3 below. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice either Landlord or Tenant from enforcing its rights under this Article 4; provided, however, Landlord's failure to provide Tenant with a Statement for a particular Expense Year within twenty-four (24) months after the end of the Expense Year in question shall constitute a waiver of Landlord's right to collect any additional Direct Expenses actually incurred or accrued for that Expense Year which would have been payable based upon such Statement. Notwithstanding the foregoing, such limitation on Landlord's ability to collect any additional Direct Expenses as a result of any late delivery of such Statement shall not preclude Landlord from modifying any Statement once such Statement is timely delivered, as provided hereinabove, to reflect any additional expenses levied by any governmental authority (including, without limitation, as a result of any new or supplemental tax bills issued by the applicable taxing authority) or by any public utility companies; provided, however, Landlord's failure to modify such Statement to reflect any such additional expenses and provide such modified Statement to Tenant within twenty-four (24) months after Landlord receives any such tax bills or utility bills evidencing such additional expenses shall constitute a waiver of Landlord's right to so modify such Statement to collect such additional expenses. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of the Direct Expenses for the Expense Year in which this Lease terminates, if Tenant's Share of Direct Expenses is greater than the amount of estimated Direct Expenses previously paid by Tenant to Landlord, Tenant shall immediately pay to Landlord such amount. The provisions of this Section 4.4.2 shall survive the expiration or earlier termination of the Lease Term.

4.4.3          Statement of Estimated Direct Expenses. Landlord may give Tenant a yearly expense estimate statement (the "Estimate Statement") which Estimate Statement shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses payable by Tenant for the then-current Expense Year (the "Estimated Payments"). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Payments under this Article 4. Tenant shall pay, with its next installment of Base Rent due after receipt of a revised Estimate Statement, a fraction of the Estimated Payments for the then-current Expense Year, less any prior payments made by Tenant under this Section 4.4.3. Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Payments set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.5               Taxes and Other Charges for Which Tenant Is Directly Responsible. Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, gross receipts tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility, and such taxes or assessments due to any type of ballot measure, including an initiative adopted by the voters or local agency, or a state proposition approved by the voters; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6               Triple Net Lease. Landlord and Tenant acknowledge that, except as otherwise provided to the contrary in this Lease, it is their intent and agreement that this Lease be a "TRIPLE NET" lease and that as such, the provisions contained in this Lease are intended to pass on to Tenant or reimburse Landlord for Tenant's Share of Operating Expenses and Tax Expenses, subject to the limitations set forth in this Article 4. To the extent that Tenant's Share of Operating Expenses and Tax Expenses cannot be charged directly to, and paid by, Tenant, Tenant's Share of Operating Expenses and Tax Expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent.

4.7               Controllable Expenses. Notwithstanding the foregoing, Landlord agrees that the total amount of "Controllable Project Costs," as such term is defined below, included in Operating Expenses shall not exceed the amount that is equal to the Controllable Operating Expenses for the first full calendar year of the Lease Term occurring after the calendar year in which the Lease Commencement Date occurs, as increased three percent (3%) per year, on a cumulative, compounded basis, through the expiration of the subject calendar year for which Controllable Operating Expenses are to be calculated. For purposes of this Lease, the term "Controllable Operating Expenses" shall mean all Operating Expenses with the exception of the following: (i) cost of insurance carried by Landlord relating to the Project or the operation thereof; (ii) costs of workers' compensation benefits insurance and employer's liability insurance with respect to any employees of Landlord, its agents or its affiliates engaged in management, access control or maintenance of the Property; (iii) all costs related to the provision of utilities; (iv) excess costs incurred in the operation, cleaning, maintenance repair or up-keep of the Building or the Property only to the extent resulting from unionization of a particular trade or market-wide labor-rate increases due to extraordinary circumstances including, without limitation, boycotts and strikes; (v) Permitted Capital Expenditures properly amortized and included in Operating Expenses in accordance with Section 4.2.3.1(xvi); and (vi) costs for parking lot sealing and/or resurfacing not more than once every four (4) years. Tenant hereby acknowledges and agrees that Taxes are not included within Operating Expenses and are therefore not included within Controllable Operating Expenses.

4.8               Audit Right. Within ninety (90) days after receiving any Statement (the "Review Notice Period"), Tenant may give Landlord written notice ("Review Notice") stating that Tenant elects to review Landlord's calculation of the Direct Expenses for the Expense Year to which such Statement applies and identifying, with reasonable specificity, the components ("Components") of the Direct Expenses which Tenant wishes to review, the good faith grounds Tenant has for believing that the Components are overstated or computed incorrectly, and the records of Landlord reasonably relating to the Components that Tenant desires to review. Within a reasonable time after receiving a timely Review Notice (and, at Landlord's option, an executed commercially reasonable confidentiality agreement as described below), Landlord shall deliver to Tenant, or make available for inspection at a location reasonably designated by Landlord, copies of such records. Landlord shall make all pertinent records available for inspection at a location specified by Landlord in the San Francisco Bay Area, that are reasonably necessary for Tenant to conduct its review. Such books and records may not be removed from Landlord's offices, but Tenant shall have the right to copy the same. Within sixty (60) days after such records are made available to Tenant (the "Objection Period"), Tenant may deliver to Landlord written notice (an "Objection Notice") stating with reasonable specificity any objections to the amount of or inclusion of the Components in the Statement, in which event Landlord and Tenant shall work together in good faith to resolve Tenant's objections. Tenant may not deliver more than one Review Notice or more than one Objection Notice with respect to any Expense Year used by Landlord for computing Direct Expenses. If Tenant fails to give Landlord a Review Notice before the expiration of the Review Notice Period or fails to give Landlord an Objection Notice before the expiration of the Objection Period, Tenant shall be deemed to have approved the Statement. If Tenant retains an agent to review Landlord's records, the agent must be a reputable certified public accountant (which accountant is a member of a reputable independent nationally or regionally recognized accounting firm and has had previous experience in reviewing financial operating records of landlords of Comparable Buildings; provided that such accountant is not retained by Tenant on a contingency fee basis). No such audit may be performed by any person or entity who, within the last five (5) years, has performed any review or audit of Direct Expenses for any tenant in any part of the Project. Tenant shall be responsible for all costs of such review, except as expressly set forth below. The records and any related information obtained from Landlord shall be treated as confidential, and as applicable only to the Premises, by Tenant, its auditors, consultants, and any other parties reviewing the same on behalf of Tenant (collectively, "Tenant's Auditors"). Before making any records available for review, Landlord may require Tenant and Tenant's Auditors to execute a reasonable confidentiality agreement. Notwithstanding any contrary provision hereof, Tenant may not give any notice hereunder, examine Landlord's records or dispute any Statement Tenant is in default under this Lease beyond the expiration of any applicable notice and cure periods. If, for any Expense Year used by Landlord for computing Direct Expenses, the audit by Tenant's Auditors determines that the sum of Tenant's Share of Direct Expenses is less or more than the amount reported, Tenant shall receive a credit in the amount of its overpayment against Rent then or next due hereunder, or shall pay Landlord the amount of its underpayment with the Rent next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Landlord shall pay Tenant the amount of Tenant's overpayment (less any Rent due), or Tenant shall pay Landlord the amount of Tenant's underpayment, within thirty (30) days after such determination. Further, in the event that such audit by Tenant's Auditors reveals that Tenant was over-charged by more than seven percent (7%) of aggregate Direct Expenses, then Landlord shall also promptly reimburse Tenant for the actual cost of performing the audit. In the event Landlord disputes the conclusion of such audit, Landlord may retain its own auditors to examine the aspects of such audit which it disputes. If the results of any such audit conducted by Landlord are in conflict with the results of Tenant's audit, and if the parties are unable to resolve such conflict within thirty (30) days of receipt of the results of Landlord's audit, the parties shall submit the results to a third (3rd) auditor, who is mutually acceptable to each of Landlord and Tenant and who is an independent certified public accountant and whose compensation is split evenly between Landlord and Tenant. The findings of such third (3rd) auditor shall be dispositive as between Landlord and Tenant and shall remain confidential. Notwithstanding anything to the contrary set forth above, Tenant's audit rights under this Section 4.8 shall be conditioned upon Tenant having paid the total amounts billed by Landlord for Direct Expenses within the time stipulated in above for payment (including, without limitation, the contested amounts). In no event shall this Section 4.8 be deemed to allow any review of any of Landlord's records by any subtenant of Tenant. Tenant agrees that this Section 4.8 shall be the sole method to be used by Tenant to dispute the amount of any Direct Expenses payable or not payable by Tenant pursuant to the terms of this Lease, and Tenant hereby waives any other rights at law or in equity relating thereto.

5.                   USE OF PREMISES

Tenant shall use the Premises only for the purpose as set forth in Section 7 of the Summary (the "Permitted Use") and for no other use or purpose, unless first approved in writing by Landlord, which approval Landlord may withhold in its sole discretion. Tenant agrees that it shall not use, or permit any person to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of any local, municipal or county governing body or other lawful authorities having jurisdiction over the Project; provided, however, Landlord shall not enforce, change, modify or apply the Rules and Regulations in a discriminatory manner or modify or enforce the same in a manner that would result in an Adverse Condition, except to the extent required by applicable law. Tenant shall comply with all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases affecting the Project as of the date hereof and copies of which have been provided to Tenant ("CC&Rs"), including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances (as defined in Section 29.35.1, below), as those terms are defined by applicable laws now or hereafter in effect. Additionally, Tenant acknowledges that the Project may be subject to any modifications to the existing CC&Rs and future CC&Rs which Landlord, in Landlord's commercially reasonable discretion, deems reasonably necessary or desirable, and Tenant agrees that it shall comply with such future CC&Rs to the extent that such compliance will not result in an Adverse Condition. Tenant shall not do or permit anything to be done in or about the Premises which will unreasonably obstruct or interfere with the rights of other tenants or occupants of the Buildings or the Project, or injure them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer to be committed any waste in or upon the Premises. Tenant, at Tenant's sole cost and expense, shall obtain and maintain any and all approvals and permits required under Applicable Laws (as defined below) with respect to Tenant's use of the Premises, including, without limitation, any permits and approvals with respect to the presence, use, storage and handling of hazardous materials.

6.                   SERVICES AND UTILITIES

6.1               In General. From and after the Delivery Date, Tenant shall be responsible, at its sole cost and expense, for the furnishing of all services and utilities to the Premises, including, but not limited to heating, ventilation and air-conditioning ("HVAC"), electricity, water, gas (if any), telephone, janitorial, trash removal and/or collection, interior Building security services, interior window cleaning, interior maintenance and repairs of lighting and the recharging of the fire extinguishers located within the Premises. The Premises may be separately metered for electricity, gas (if any), and water, and Tenant shall pay the cost of such utilities directly to the applicable utility provider. Landlord represents and warrants that it has installed in the Building the necessary utility meters (or other submeter, device or monitor for the measurement of utility usage) for any utility for which a separate meter is required to identify Tenant's utility expenses. The cost of maintenance, and repair of such meters shall be paid for by Tenant.

6.2               Overstandard Tenant Use. Tenant's use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation.

6.3               Interruption of Use. Except as expressly provided in Section 6.6, Tenant agrees that Landlord shall not be liable for damages, by abatement of rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any services or utilities.

6.4               No Obligation. Provided that Landlord agrees to provide and maintain and keep in continuous service utility connections to the Building, including electricity, water and sewage connections, Landlord shall have no obligation to provide any services or utilities to the Building, including, but not limited to heating, ventilation and air-conditioning, electricity, water, telephone, janitorial and interior Building security services.

6.5               Energy Disclosure Regulations. Tenant acknowledges that Landlord may, from time to time, be required to disclose certain information concerning the Building's energy use pursuant to any law or regulation regarding disclosure of energy efficiency data with respect to the Building ("Energy Disclosure Regulations"). Tenant shall cooperate with Landlord with respect to any disclosure and/or reporting requirements pursuant to any Energy Disclosure Regulations. Without limiting the generality of the foregoing, Tenant shall, within ten (10) days following request from Landlord, disclose to Landlord all information requested by Landlord in connection with the Energy Disclosure Regulations, including, but not limited to, the amount of power or other utilities consumed within the Premises for which the meters for such utilities are in Tenant's name, the number of employees working within the Premises, the operating hours for Tenant's business in the Premises, and the type and number of equipment operated by Tenant in the Premises. Tenant acknowledges that this information shall be provided on a non-confidential basis and may be provided by Landlord to the applicable utility providers, the California Energy Commission (and other governmental entities having jurisdiction with respect to the Energy Disclosure Regulations), and any third parties to whom Landlord is required to make the disclosures pursuant to the Energy Disclosure Regulations. Tenant agrees that neither Landlord nor any mortgagee of Landlord shall be liable for any loss, cost, damage, expense or liability related to Landlord's disclosure of such information provided by Tenant. In addition, Tenant represents to Landlord that any and all information provided by Tenant to Landlord pursuant to this Section 6.5 shall be, to the best of Tenant's knowledge, true and correct in all material respects. Notwithstanding the foregoing, with respect to any separately metered utilities, Landlord is hereby authorized to request and obtain, on behalf of Tenant, Tenant's utility consumptions data from the applicable utility provider for informational purposes and to enable Landlord to obtain full building Energy Star scoring for the Building.

6.6               Abatement Event. Notwithstanding the foregoing, if any interruption in, or failure or inability to provide electric, gas, water or sewer utilities to the Premises is caused by the gross negligence or willful misconduct of Landlord or any Landlord Parties, or Landlord is in default of its obligations under Sections 7.2 or 29.35.5, and in each case as a result thereof Tenant is unable to use and does not use a portion of the Premises for Tenant's business purposes as a result thereof for a period of five (5) consecutive business days after written notice thereof to Landlord (each, an "Abatement Event"), then Tenant's obligation to pay Base Rent and Tenant's Share of Direct Expenses shall be abated or reduced, as the case may be, from and after the expiration of such five (5) business day period and continuing until the earlier of (x) such time that Tenant no longer continues to be so prevented from using the Premises or a material portion thereof (the "Unusable Area"), (y) such time that Tenant reoccupies the Unusable Area, or (z) the Abatement Event has been cured or corrected by Landlord. Base Rent and Tenant's Share of Direct Expenses shall be so abated during such period in the proportion that the Unusable Area bears to the total rentable square footage of the Premises. Notwithstanding anything in this Lease to the contrary, if an Abatement Event is caused by fire or other Casualty, or by condemnation, then this Section shall not apply and the provisions of Article 11 (in the event of a fire or other Casualty) or Article 13 (in the event of condemnation), shall prevail in determining Tenant's rights to abatement of Rent.

7.                   REPAIRS AND MAINTENANCE

7.1               Tenant's Obligations. Except as otherwise set forth in this Lease (including Landlord's obligations under Section 7.2), Tenant, at Tenant's sole cost and expense, shall keep and maintain the non-structural interior portions of the Premises, including the floors, subfloors and floor coverings, walls and wall coverings, doors, windows, glass, plate glass, ceilings, skylights, lighting systems, interior plumbing, electrical and mechanical systems and wiring, appliances and devices using or containing refrigerants, fixtures and equipment in good repair and in a clean and safe condition, and repair and/or replace any and all of the foregoing in a clean and safe condition, in good order, condition and repair. In addition, following the Warranty Period (as defined below), Tenant, at Tenant's sole cost and expense, shall keep and maintain all HVAC systems serving the Premises. Without limiting the foregoing, Tenant shall, at Tenant's sole expense, (a) immediately replace all broken glass in the Premises with glass equal to or in excess of the specification and quality of the original glass; and (b) repair any area damaged by Tenant, Tenant's agents, employees, invitees, visitors, subtenants, or contractors (collectively, the "Tenant Parties"), including any damage caused by any wall or roof penetration, whether or not such wall or roof penetration was approved by Landlord. In the event Tenant fails, in the reasonable judgment of Landlord, to maintain the Premises in accordance with the obligations under the Lease, which failure continues at the end of ten (10) days following Tenant's receipt of written notice from Landlord stating with particularity the nature of the failure, Landlord shall have the right to enter the Premises and perform such maintenance, repairs or refurbishing at Tenant's sole cost and expense (including a sum for overhead to Landlord). Tenant shall maintain written records of maintenance and repairs, as required by any applicable law, ordinance or regulation, and shall use certified technicians to perform such maintenance and repairs, as so required. Tenant shall deliver full and complete copies of all service or maintenance contracts entered into by Tenant for the Premises to Landlord within five (5) days after request from Landlord. Tenant hereby waives all rights provided for by the provisions of Sections 1932(1), 1941 and 1942 of the California Civil Code and any present or future Applicable Laws regarding Tenant's right to make repairs at the expense of Landlord or to terminate this Lease because of the condition of the Premises (it being intended that Tenant's rights under Sections 6.6 and 7.3 are in replacement thereof).

Notwithstanding the foregoing or anything to the contrary herein, and except for any replacements necessitated by the negligence or willful misconduct of Tenant, Landlord and Tenant agree that if any rooftop HVAC unit needs replacement after the Warranty Period, Landlord shall perform such replacement and the cost thereof shall be amortized on a straight line basis over a period equal to the useful life thereof as determined in accordance with generally accepted accounting principles, and Tenant shall pay such amortized payments to Landlord on the first day of each month during the remainder of the Lease Term.

7.2               Landlord's Obligations. Landlord shall, subject to the following limitations, maintain in good condition, order and repair (1) all structural portions of the Premises and Building, including, without limitation, the roof (including the roof membrane and structure including trusses, joints and beams), the foundation, girders, floor joists, footings, and other load bearing members and walls (excluding wall coverings, painting, glass and doors [except that, notwithstanding Section 7.1, Landlord shall be responsible for the maintenance of the exterior of the perimeter walls of the Premises other than the repairs made by Tenant with the Stucco Repair Allowance]), and (2) all aspects of the Common Areas, in each case consistent with the repair and maintenance standards of landlords with respect to Comparable Buildings (however, Landlord's repair and maintenance obligations with respect to the asphalt in the parking areas serving the Building shall commence after the date that Tenant has performed the Asphalt Repair Work, as defined in Section 2.6 of Exhibit B); provided, if such damage is caused by an act or omission of Tenant or the Tenant Parties, then such repairs shall be at Tenant's sole expense and the cost thereof shall be reimbursed to Landlord by Tenant upon demand. Landlord shall not be required to make any repair resulting from (i) any alteration or modification to the Project or to mechanical equipment within the Project performed by, for or because of Tenant or to special equipment or systems installed by, for or because of Tenant, (ii) the installation, use or operation of Tenant's property, fixtures and equipment, (iii) the moving of Tenant's property in or out of the Project or in and about the Premises, (iv) Tenant's use or occupancy of the Premises in violation of Article 5 of this Lease or in the manner not contemplated by the parties at the time of the execution of this Lease, (v) the negligent acts or omissions of Tenant or the Tenant Parties (unless and to the extent covered by insurance carried by Landlord or Tenant), (vi) fire and other casualty, except as provided in Article 11 of this Lease, or (vii) condemnation, except as provided in Article 13 of this Lease. Landlord shall have no obligation to make repairs under this Section 7.2 until a reasonable time set forth in Section 19.6 after receipt of written notice from Tenant of the need for such repairs. Except as provided in Section 6.6, there shall be no abatement of Rent during the performance of such work. Except as provided in Section 6.6, Landlord shall not be liable to Tenant for injury or damage that may result from any defect in the construction or condition of the Premises, nor for any damage that may result from interruption of Tenant's use of the Premises during any repairs by Landlord. Except as provided in Section 7.3, Tenant waives any right to repair the Premises, the Building, the Project and/or the Common Area at the expense of Landlord under any applicable governmental laws, ordinances, statutes, orders or regulations now or hereafter in effect which might otherwise apply.

Notwithstanding the foregoing, Landlord, at Landlord's sole cost and expense (without reimbursement by Tenant under Article 4), shall warrant the good working order and condition of the existing mechanical rooftop HVAC units serving the Premises and make any repairs or replacements thereof required to maintain their good working order and condition, during the period from the Delivery Date through the one (1) year anniversary of the Lease Commencement Date (the "Warranty Period"); provided, however, that if any of the foregoing systems require repair or replacement during such Warranty Period as a result of Tenant or any Tenant Parties' alterations, misuse, negligence or omissions, then Tenant shall be responsible for the costs of such repair or replacement.

7.3               Tenant's Right to Make Repairs and Offset Rights. In the event of a default by Landlord of its obligations under Section 7.2 (collectively, "Landlord's Maintenance Obligations") (following the applicable notice and cure period provided in Section 19.6, which notice and cure period shall be shortened to three (3) business days in the event of an Emergency (as defined below) for purposes of determining Tenant's self-help rights, only), which default materially impairs or interferes with Tenant's use of the Premises and/or imposes an imminent adverse threat to person or property, and provided Tenant has given a second written notice to Landlord (after the notice required in Section 19.6) ("Tenant's Self-Help Notice") specifying in reasonable detail such default and containing in bold upper case letters (in 16 point font or larger) the phrase "FINAL REQUEST – TENANT ENTITLED TO SELF-HELP REMEDY UNDER THE LEASE"), and Landlord either (i) fails to commence to cure such default within five (5) business days after receipt of Tenant's Self-Help Notice (or promptly in the event of an Emergency) (subject to delays or interruptions caused by Tenant or occasioned by Force Majeure), or (ii) commences to cure such default within five (5) business days after receipt of Tenant's Self-Help Notice (or promptly in the event of an Emergency) but thereafter fails to diligently (subject to delays or interruptions caused by Tenant or occasioned by Force Majeure) prosecute such cure to completion, then Tenant may take commercially reasonable actions to cure such a default by Landlord, in which event Landlord shall reimburse Tenant for the reasonable out-of-pocket costs and expenses incurred and paid by Tenant in connection therewith (collectively, "Tenant's Self-Help Costs") within thirty (30) days after Tenant's delivery to Landlord of an invoice therefor, together with reasonable supporting documentation for such reasonable costs and expenses. The above self-help right shall not apply to any circumstance to which the provisions relating to Casualty or condemnation of this Lease are applicable, and shall only be applicable so long as the tenant hereunder is the Original Tenant or a Permitted Transferee Assignee. Tenant shall be responsible for the costs of repairing any damage to the Project, and for the costs of any adverse impact on any warranty covering the Project, that Tenant causes by negligently (in light of the circumstances) exercising Tenant's remedies under this Section. Notwithstanding anything herein to the contrary, in connection with Tenant's self-help right hereunder, in no event shall Tenant be permitted to exercise its self-help right in the event Landlord disputes Tenant's right to exercise its self-help right or any assertions in Tenant's Self-Help Notice within five (5) business days after receipt of Tenant's Self-Help Notice (or promptly in the event of an Emergency). As used herein, an "Emergency" shall mean an event or circumstance that represents an imminent danger to safety of persons or substantial damage to property. Notwithstanding anything to the contrary contained herein, provided that Tenant is not in default under this Lease beyond any applicable notice and cure period, in the event that the Tenant's Self-Help Costs owed to Tenant under this Section 7.3 that is owed to Tenant pursuant to the Tenant Work Letter are not paid when due in accordance with the terms and provisions of this Lease applicable thereto (provided that all applicable conditions for the payment of any such amounts have been fully satisfied, including, but not limited to, the expiration of any time period set forth therein for Landlord to pay any such amounts), Tenant shall be entitled to deliver notice (the "Payment Notice") thereof to Landlord. If Landlord fails to fulfill any such obligation within thirty (30) days after Landlord's receipt of the Payment Notice from Tenant and if Landlord fails to deliver notice to Tenant within such thirty (30) day period explaining the reasons that Landlord believes that the amounts described in Tenant's Payment Notice are not due and payable by Landlord ("Refusal Notice"), then Tenant shall be entitled to provide a second Payment Notice to Landlord, which second Payment Notice shall include the following language in bold, capitalized text (in 16 point font or larger): "IF LANDLORD FAILS TO PAY OR DISBURSE THE MONIES REQUESTED HEREIN WITHIN TEN (10) BUSINESS DAYS AFTER THE RECEIPT OF THIS NOTICE, TENANT SHALL BE ENTITLED TO OFFSET SUCH AMOUNTS AGAINST RENT". If such payment was required to be made by Landlord under the terms of this Lease and was not paid by Landlord within such ten (10) business day period after the second Payment Notice, and Landlord did not deliver a Refusal Notice with respect thereto, then Tenant shall be entitled to deduct from Rent payable by Tenant under this Lease the amount of such payment set forth in such Payment Notice, together with interest at the Interest Rate, until Tenant has been reimbursed in full, but in no event shall such offset in any one month exceed fifty percent (50%) of the Rent due and payable for such month.

8.                   ADDITIONS AND ALTERATIONS

8.1               Landlord's Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the "Alterations") without first submitting plans and specifications of the proposed Alterations to, and procuring the prior written consent of, Landlord to such Alterations, which consent shall be requested in writing by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building (collectively, other than as expressly contemplated in Sections 29.38 and 29.39, the "Major Alterations"). Landlord shall provide its approval or reasonable disapproval of any plans and specifications for any Alterations submitted to Landlord or request any additional information reasonably deemed necessary by Landlord within ten (10) business days after such plans and specifications are so submitted to Landlord; if Landlord disapproves of such plans and specifications then Landlord shall detail in writing its reasons for such disapproval. If Landlord fails to approve or reasonably disapprove of any plans or specifications for any Alterations within such 10-day period, then Tenant may resubmit such plans and specifications to Landlord and, if Landlord fails to approve or disapprove such re-submitted plans and specifications within five (5) days after such re-submission then Landlord shall be deemed to have approved of the same. Notwithstanding the foregoing, Landlord's consent shall not be required with respect to any interior Alterations to the Premises which (i) are not Major Alterations, (ii) cost less than Five Dollars ($5.00) per rentable square foot of the Premises in any twelve (12) month period (provided that such cap shall exclude the cost of repainting or re-carpeting the Premises or any portion thereof), and (iii) do not materially and adversely affect the value of the Premises or Buildings as determined by Landlord in its commercially reasonable discretion, as long as (A) Tenant delivers to Landlord notice and a copy of any final plans, specifications and working drawings for any such Alterations at least ten (10) days prior to commencement of the work thereof, and (B) the other conditions of this Article 8 are satisfied, including, without limitation, conforming to Landlord's rules, regulations, and insurance requirements which govern contractors. Except for Section 8.5 and Section 8.6, below, the construction of the initial improvements to the Premises shall be governed by the terms of the Work Letter attached hereto as Exhibit B, and not the terms of this Article 8.

8.2               Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that upon Landlord's request, Tenant shall, at Tenant's expense, remove such Alterations upon the expiration or any early termination of the Lease Term, and/or the requirement that Tenant utilize for such purposes only general contractors reasonably approved by Landlord. Landlord may further condition its approval of any proposed Alteration requested by Tenant upon some or all of the following requirements: (a) that such Alteration shall comply with Landlord's then existing Building reasonable standards for the improvement work; (b) that Landlord shall supervise the performance of such Alteration; and (c) that subcontractor and/or consultants specified by Landlord shall be utilized to insure the integrity of the Building mechanical, electrical and plumbing systems; and (d) with respect to any Alteration costing in excess of $750,000.00, that Tenant provides Landlord, at Tenant's sole cost and expense, a performance and/or payment bond or a lien and completion bond in an amount equal to the estimated cost of the Alterations, to insure Landlord that said Alterations shall be completed satisfactorily to Landlord. If Landlord shall give its consent, the consent shall be deemed conditioned upon Tenant acquiring a permit to do the work from appropriate governmental agencies, the furnishing of a copy of such permit to Landlord prior to the commencement of the work, and the compliance by Tenant with all conditions of said permit in a prompt and expeditious manner. If such Alterations will involve the use of or disturb hazardous materials or substances existing in the Premises, Tenant shall comply with Landlord's rules and regulations concerning such hazardous materials or substances. All work with respect to any Alterations must be (i) done in a good and workmanlike manner in compliance with all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit issued by the City of San Jose, California, (ii) in conformance with Landlord's reasonable construction rules and regulations; provided, however, during such time Tenant continues to lease all of the Premises, any rules or regulations in Landlord's standard contractor's rules and regulations that govern interactions with other tenants or the sharing of common amenities in the Premises, such as freight elevators or loading docks, will be deemed inapplicable to Tenant, and in no event will such rules and regulations include any bonding requirements or supervision fees, except as otherwise expressly permitted herein, and (iii) diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the "Base Building," as that term is defined below, then Landlord shall, at Tenant's expense, make such changes to the Base Building. The "Base Building" shall include the structural portions of the Building, and the public restrooms and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building or the Project or the common areas for any other tenant of the Project, and as not to obstruct the business of Landlord or other tenants in the Project, or interfere with the labor force working in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Project or the Common Areas. In the event that Tenant makes any Alterations, Tenant agrees to carry "Builder's All Risk" insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Project is located in accordance with the Civil Code of the State of California, and, as a condition precedent to the enforceability and validity of Landlord's consent, Tenant shall deliver to Landlord a reproducible copy of the "as built" drawings of the Alterations, an electric CAD file disk, as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3               Payment for Improvements. In the event Tenant orders any Alterations or repair work directly from Landlord, or from the contractor selected by Landlord, the charges for such work shall be deemed Additional Rent under this Lease, payable upon billing therefor, either periodically during construction or upon the substantial completion of such work, at Landlord's option. Upon completion of such work, Tenant shall deliver to Landlord, if payment is made directly to contractors, evidence of payment, contractors' affidavits and full and final waivers of all liens for labor, services or materials. Whether or not Tenant orders any work directly from Landlord, if any Alterations require Landlord's consent under this Article 8, Tenant shall pay to Landlord a percentage of the cost of such Alterations sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord's involvement with such Alterations. Said percentage shall be two percent (2%) of the cost of the Alterations if the Alterations are performed by Tenant or a general contractor retained by Tenant and five percent (5%) of the cost of the Alterations if such Alterations are performed by Landlord or a general contractor retained by Landlord, and such percentage shall be paid by Tenant concurrently with its payment of the cost of such Alterations; provided, however, that Exhibit B shall govern the amount of fees to which Landlord is entitled in connection with the Tenant Improvements described therein.

8.4               Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations requiring Landlord's consent under this Article 8, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.

8.5               Landlord's Property. Landlord and Tenant hereby acknowledges and agree that (i) all Alterations, improvements, fixtures and/or permanently affixed equipment which may be installed or placed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord upon expiration or sooner termination of this Lease, and (ii) the Tenant Improvements to be constructed in the Premises pursuant to the terms and conditions of the Work Letter shall, upon completion of the same, be and become a part of the Premises and the property of Landlord. Furthermore, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given upon any earlier termination of this Lease, require Tenant at Tenant's expense to remove such Alterations (including any Tenant Improvements), improvements, fixtures and/or equipment (excluding (x) all of the Tenant Improvements contemplated by the Work Letter other than those identified by Landlord in writing at the time of Landlord's approval of the Final Space Plan (as defined below) prior to the date hereof as being required to be removed [it being understood that Tenant shall perform the removal work described in Schedule 8.5 at its expense in connection with the Tenant Improvements by the expiration or sooner termination of this Lease], which Tenant shall otherwise have no obligation to remove, and (y) Alterations for which Landlord, in connection with its approval of such Alterations, has indicated in writing to Tenant that it will not require such Alterations to be removed) and to repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, improvements, fixtures and/or equipment, then Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease. In addition, upon the expiration or earlier termination of the Term, Tenant, at Tenant's sole cost and expense, shall comply with any site closure requirements required by the City of San Jose or any other governmental authorities with respect to Tenant's use and operations at the Premises.

8.6               Recognition of Landlord's Notice of Non-responsibility. Before commencing any such work or construction in or about the Premises (provided Tenant has theretofore obtained Landlord's consent to the particular Alteration to the extent required hereunder), Tenant shall notify Landlord at least twenty (20) days in advance in writing of the expected date of commencement thereof. Landlord shall have the right at any time and from time to time to post and maintain on the Premises such notices as Landlord deems necessary to protect the Premises and Landlord from the liens of mechanics, laborers, materialmen, suppliers or vendors. In the event that any liens are filed against the Premises by any mechanics, laborers, materialmen, suppliers or vendors, Tenant shall execute and/or cause the necessary parties to execute such lien releases as may be requested by Landlord to clear such liens from the Premises. In addition, Tenant covenants and agrees that it shall cause any and all contractors or other parties engaged by Tenant in connection with the construction of any Alterations, improvements, maintenance, repairs or other items to timely execute and deliver to Landlord a written acknowledgment in Landlord's standard form waiving, to the fullest extent permitted by law, any rights granted under any applicable owner's participation doctrine or related doctrines, rules, laws, ordinances, etc. and to further acknowledge that Landlord's Notice of Non-responsibility (in Landlord's standard form) in connection therewith has been verified, has been properly posted, is valid and enforceable against such party. Tenant shall indemnify, defend and hold harmless Landlord in connection with any failure of Tenant to comply, or failure to cause any such contractors or other parties to comply, with the terms of this Section 8.6 of this Lease.

9.	COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Building, Project or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant's interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Project or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be released and removed of record within ten (10) days after Tenant becoming aware of the same (through notice by Landlord or otherwise). Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed as a matter affecting title to the Premises or Project (whether through posting of the required statutory bond or otherwise) within ten (10) days after notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys' fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

10.	INSURANCE

10.1           Indemnification and Waiver. Except to the extent caused by the gross negligence or willful misconduct of the "Landlord Parties" (as that term is defined hereinbelow) or as otherwise expressly provided herein (including in Section 29.35.5), Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Subject to the waiver of subrogation as provided herein, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from: (a) [intentionally deleted]; (b) the use or occupancy of the Premises by Tenant or any person claiming under Tenant; (c) any activity, work, or thing done, or permitted or suffered by Tenant in or about the Premises; (d) any acts, omission, or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees, or visitors of Tenant or of any such person; (e) any breach, violation, or non-performance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees, or visitors of Tenant or any such person of any term, covenant, or provision of this Lease or any law, ordinance, or governmental requirement of any kind; (f) any injury or damage to the person, property, or business of Tenant, its employees, agents, contractors, invitees, visitors, or any other person entering upon the Premises under the express or implied invitation of Tenant; or (g) the placement of any personal property or other items within the Premises, provided that the foregoing indemnity shall not apply to the extent of the gross negligence or willful misconduct of Landlord and the Landlord Parties or as otherwise expressly provided herein (including in Section 29.35.5). Subject to the waiver of subrogation as provided herein, Landlord shall indemnify, defend, protect and hold Tenant and its members, partners, shareholders, and affiliates, and their respective officers, directors, shareholders, partners, members, principals, agents, servants, employees, and independent contractors, and their respective successors and assigns harmless from all losses, costs, damages, expenses and liabilities (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from the gross negligence or willful misconduct of Landlord or the Landlord Parties. In the event any action, suit or proceeding is brought against an indemnified party by reason of any occurrence described in this Section 10.1, the indemnifying party, upon the indemnified party's request, will at the indemnifying party's expense resist and defend such action, suit or proceeding, or cause the same to be resisted and defended by counsel reasonably designated either by the indemnifying party or by the insurer whose policy covers the occurrence and in either case reasonably approved by the indemnified party. Further, the indemnities pursuant to this Section 10.1 are not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant or Landlord pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Tenant's or Landlord's indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2           Tenant's Compliance with Landlord's Fire and Casualty Insurance. Tenant shall, at Tenant's expense, comply with Landlord's insurance company requirements pertaining to the use of the Premises. If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3           Tenant's Insurance. Tenant shall maintain the following coverages in the following amounts. The required evidence of coverage must be delivered to Landlord on or before the date required under Section 10.4 below (as applicable). Tenant may carry the insurance required to be carried by Tenant hereunder under a blanket policy of insurance that covers other locations where Tenant and Tenant's affiliates conduct business, provided that such blanket policy shall be endorsed to specifically cover the Premises and shall provide the same amount and types of coverage for the Premises and Tenant's activities in the Building that would be provided by a separate policy meeting the requirements of this Section 10.3.

10.3.1      Commercial General Liability Insurance, including Broad Form contractual liability covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) based upon or arising out of Tenant's operations, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be written on an "occurrence" basis. Landlord and any other party the Landlord so specifies that has a material financial interest in the Project, including Landlord's managing agent, ground lessor and/or lender, if any, shall be named as additional insureds as their interests may appear using Insurance Service Organization's form CG2011 or a comparable form approved by Landlord. Tenant shall provide an endorsement or policy excerpt showing that Tenant's coverage is primary and any insurance carried by Landlord shall be excess and non-contributing. The coverage shall also be extended to include damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations. This policy shall include coverage for all liabilities assumed under this Lease as an insured contract for the performance of all of Tenant's indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. Limits of liability insurance shall not be less than the following; provided, however, such limits may be achieved through the use of an Umbrella/Excess Policy

Bodily Injury and Property Damage Liability	$5,000,000 each occurrence

Personal Injury, Advertising and Auto Liability	$5,000,000 each occurrence

Tenant Legal Liability/Damage to Rented Premises Liability	$1,000,000.00

10.3.2      Special Form (Causes of Loss) Property Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant, (ii) the "Tenant Improvements," as that term is defined in Section 2.1 of the Tenant Work Letter (excluding the Base Building), and (iii) all Alterations. Such insurance shall be for the full replacement cost (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

10.3.2.1      Adjacent Premises. Tenant shall pay for any increase in the premiums for the property insurance of the Project if said increase is caused by Tenant's acts, omissions, use or occupancy of the Premises.

10.3.2.2      Property Damage. Unless this Lease is terminated as provided herein, Tenant shall use the proceeds from any such insurance for the replacement of personal property, trade fixtures and Alterations.

10.3.2.3      No representation of Adequate Coverage. Landlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Tenant's property, business operations or obligations under this Lease.

10.3.3      Business Income Interruption for one year (1) plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.2 above.

10.3.4      Worker's Compensation or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer's Liability with minimum limits of not less than $1,000,000 each accident/employee/disease.

10.3.5      Commercial Automobile Liability Insurance covering all Owned (if any), Hired, or Non-owned vehicles with limits not less than $1,000,000 combined single limit for bodily injury and property damage.

10.4           Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. The insurance described in Sections 10.3.1 and 10.3.5) shall (i) name Landlord, Landlord's lender, and any other party the Landlord so specifies, as an additional insured, including Landlord's managing agent, if any; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant's obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-:VIII in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord; and (vii) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days' prior written notice shall have been given to Landlord and any mortgagee of Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Delivery Date and at least thirty (30) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, and such failure continues five (5) days after written notice from Landlord to Tenant, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

10.5           Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord; provided, however, unless required by any Superior Interest, in no event may Landlord modify Tenant's insurance requirements during the first five (5) years of the initial Lease Term or more than once annually thereafter, and in no event shall Landlord require additional insurance that is not typically required by similar landlords of similar tenants in Comparable Buildings.

10.6           Third-Party Contractors. Tenant shall obtain and deliver to Landlord, Third Party Contractor's certificates of insurance and applicable endorsements at least seven (7) business days prior to the commencement of work in or about the Premises by any vendor or any other third-party contractor (collectively, a "Third Party Contractor"). All such insurance shall (a) name Landlord as an additional insured under such party's liability policies as required by Section 10.3.1 above and this Section 10.6, (b) provide a waiver of subrogation in favor of Landlord under such Third Party Contractor's commercial general liability insurance, (c) be primary and any insurance carried by Landlord shall be excess and non-contributing, and (d) comply with Landlord's minimum insurance requirements.

10.7           Landlord's Insurance. Throughout the Lease Term, Landlord shall maintain commercial general liability insurance, and shall further insure the Building and the Project during the Lease Term against loss or damage due to fire and other casualties covered by a causes of loss-special risk form, all of which shall be in such limits and coverages as Landlord may reasonably designate from time to time (which insurance shall be consistent with the insurance maintained by prudent institutional owners of Comparable Buildings). Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine so long as consistent with the insurance maintained by prudent institutional owners of Comparable Buildings. Additionally, at the option of Landlord, such insurance coverage may (but need not) include the risks of earthquakes and/or flood damage, terrorist acts and additional hazards, and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. Subject to the terms of this Lease, Tenant shall pay Landlord for the cost of any such insurance policies as part of Direct Expenses.

10.8           Property Insurance Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such loss is the result of a risk insurable under the policies of property damage insurance which such party was required to maintain under this Lease (whether or not such party actually maintained the same), or which such party actually maintains at the time of such property loss. Notwithstanding anything to the contrary in this Lease, the parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

11.	DAMAGE AND DESTRUCTION

11.1           Damage and Destruction. If the Project, the Building or the Premises, or any part thereof, is damaged by fire or other casualty ("Casualty") before the Lease Commencement Date or during the Lease Term, and this Lease is not terminated pursuant to Section 11.2 hereof, Landlord shall repair such damage and restore the Project, the Building and the Premises to substantially the same condition in which the Project, the Building and the Premises existed before the occurrence of such Casualty (provided that Landlord shall have no obligation to restore any Alterations or Tenant Improvements in the Premises, unless the cost thereof is paid by Tenant in advance of such restoration) and this Lease shall, subject to the provisions of this Article 11, remain in full force and effect. If such Casualty damages the Premises or Common Areas of the Building or Project necessary for Tenant's use and occupancy of the Premises and Tenant ceases to use any portion of the Premises as a result thereof, then during the period the Premises are rendered untenantable by such damage Tenant shall be entitled to a reduction in Base Rent and Operating Expenses in the proportion that the area of the Premises rendered unusable by such damage bears to the total area of the Premises. Landlord shall not be obligated to repair any damage to, or to make any replacement of, any movable furniture, equipment, trade fixtures or personal property in the Premises or Alterations made by or for Tenant in the Premises following the Lease Commencement Date.

11.2           Termination Rights. If the Building or the Premises or any part thereof, is damaged by Casualty before the Lease Commencement Date or during the Lease Term then Landlord shall, within sixty (60) days following the date of the damage, notify Tenant of the amount of time Landlord reasonably estimates will be required to complete the repair and restoration of the damage (a "Damage Repair Estimate"). If (a) such Casualty occurs during the last twelve (12) months of the Lease Term and the repair and restoration work to be performed by Landlord in accordance with Section 11.1 hereof cannot, as reasonably estimated by Landlord and set forth in the Damage Repair Estimate, be completed within sixty (60) days after the occurrence of such Casualty, or (b) the restoration costs are not fully covered by the insurance carried or required to be carried by Landlord under this Lease (whichever is greater), except for deductible amounts, and the portion not covered by insurance proceeds exceeds the "Threshold Amount" (as defined below), unless Tenant elects, in its sole and absolute discretion (without obligation to do so) furnish to Landlord the deficiency in funds in excess of the Threshold Amount toward restoration, or (c) the repair and restoration work to be performed by Landlord in accordance with Section 11.1 hereof cannot, as reasonably estimated by Landlord and set forth in the Damage Repair Estimate, be completed within twelve (12) months after the occurrence of such Casualty, then, in any such event, Landlord shall have the right, by giving written notice to Tenant within sixty (60) days after the occurrence of such Casualty, to terminate this Lease as of the date specified in such notice, which date shall be not less than thirty (30) days nor more than sixty (60) days after the date such notice is given. As used herein, the "Threshold Amount" shall mean an amount equal to $500,000.00. If Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and the condition set forth in clause (a) or (c) above is satisfied, Tenant may elect, not later than sixty (60) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if the damage to the Building or the Premises by the Casualty was not caused by the gross negligence or intentional act of Tenant or its partners or subpartners and their respective officers, agents, servants, employees, and independent contractors. In the event this Lease is terminated in accordance with the terms of this Section 11.2, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 10.3.2 of this Lease to the extent actually required to repair the Tenant Improvements or Alterations; provided, however, in no event shall Tenant be obligated to assign to Landlord any portion of such insurance proceeds in excess of the portion of the Tenant Improvement Allowance unamortized as of the date of such assignment. In addition, if neither party terminates the Lease pursuant to its termination right above, but Landlord either (A) fails to commence performance of any repair work that Landlord is obligated to perform under this Article 11 within one hundred twenty (120) days after the date upon which such damage occurred (for purposes hereof, "commence" performance shall mean that Landlord has taken concrete steps to begin the process of the design, permitting and construction of such repairs, which may include such things as retaining design professionals to prepare plans and/or submitting applications for a building permit to the City of San Jose), or (B) commences performance of such repair work within such 120-day period but thereafter fails to pursue completion thereof in a commercially reasonable manner, then Tenant may terminate this Lease upon at least thirty (30) days' prior written notice to Landlord (the 120 day period set forth being extended by reason of any delays due to Force Majeure).

11.3           Total Destruction. A total destruction of the Building shall automatically terminate this Lease effective as of the date of such total destruction.

11.4           Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project or any other portion of the Building or Project, and any statute or regulation of the state in which the Project is located, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project or any other portion of the Project. Notwithstanding any contrary provision of this Article 11, the parties hereby agree that the temporary closure of the Project, the Building, the Common Areas, or any part thereof to protect public health by reason of the COVID 19 pandemic or other event which is unrelated to the physical damage to the Premises or Project shall not constitute a Casualty for purposes of this Lease.

12.	NONWAIVER

No waiver of any provision of this Lease shall be implied by (i) any failure of either party to insist in any instance on the strict keeping, observance or performance of any covenant or agreement contained in this Lease or exercise any election contained in this Lease, or (ii) any failure of either party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently. Any waiver by either party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated.

13.	CONDEMNATION

If (a) any portion of the Premises or (ii) any material portion in the Project that is outside of the Premises (excluding any portion of the Project which services the other building in the Project) shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any portion of the Common Areas or adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to substantially and permanently interfere with Tenant's use of the Premises (including due to an eminent domain or condemnation event that results in the loss of or unreasonable and permanent interference with Tenant's ability to use more than thirty percent (30%) of the parking spaces to which Tenant is entitled under this Lease), or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, then either Landlord or Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Landlord shall be entitled to the entire award or payment in connection therewith; provided, however, that Tenant shall be entitled to receive any portion of the condemnation award (whether made directly to Landlord or to Tenant in a separate claim) for the following: (i) for the taking of personal property or trade fixtures belonging to Tenant, and (ii) Tenant's moving costs. All Rent shall be apportioned as of the date of such termination. If any part of the rentable square feet of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of rentable square feet of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises (or if so much of the Premises are taken that the remainder of the Premises is not usable by Tenant, then all of the rent shall abate during the taking). Landlord shall be entitled to receive the entire award made in connection with any such temporary taking, except to the extent specifically allocated to Tenant's loss of business or personal property. Notwithstanding any contrary provision of this Lease, the following governmental actions shall not constitute a taking or condemnation, either permanent or temporary: (i) an action that requires Tenant's business or the Building or Project to close during the Lease Term, and (ii) an action taken for the purpose of protecting public safety (e.g., to protect against acts of war, the spread of communicable diseases, or an infestation), and no such governmental actions shall entitle Tenant to any compensation from Landlord or any authority, or Rent abatement or any other remedy under this Lease.

14.	ASSIGNMENT AND SUBLETTING

14.1           Transfers. Tenant shall not, without the prior written consent of Landlord (which shall not be unreasonably withheld, delayed or conditioned as provided in Section 14.2), assign, mortgage, pledge, encumber or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, or sublet the Premises or any part thereof (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). To request Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the "Transfer Premium," as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information reasonably required by Landlord, which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay Landlord's review and processing fees (not to exceed $5,000 per Transfer), as well as any reasonable legal fees incurred by Landlord, within thirty (30) days after written request by Landlord.

14.2           Landlord's Consent. Landlord shall approve or disapprove any proposed Transfer within twenty (20) days after Landlord's receipt of a Transfer Notice and shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1      The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building;

14.2.2      The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3      The Transferee is either a governmental agency or instrumentality thereof;

14.2.4      The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease with respect to the Subject Space on the date consent is requested, as reasonably determined by Landlord; or

14.2.5      The proposed Transfer would cause Landlord to be in violation of another lease or agreement affecting the Project to which Landlord is a party, or would give an occupant of the Project a right to cancel its lease; or

14.2.6      Except with respect to a Transfer to a Permitted Transferee Assignee, the terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right).

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2, Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said three-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14. Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee. Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including without limitation Tenant's proposed subtenant or assignee) who claim they were damaged by Landlord's wrongful withholding or conditioning of Landlord's consent.

14.3           Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee. "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, less (i) the cost of any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) the cost of any brokerage commissions, or tenant improvement allowances or other tenant inducements in connection with the Transfer, and (iii) reasonable attorneys' fees incurred by Tenant in connection with the Transfer. "Transfer Premium" shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. In the calculations of the Rent (as it relates to the Transfer Premium calculated under this Section  14.3), and the Transferee's Rent, the Rent paid during each annual period for the Subject Space, and the Transferee's Rent, shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all leasehold concessions granted in connection therewith, including, but not limited to, any rent credit and improvement allowance. The determination of the amount of Landlord's applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the transfer. For purposes of calculating the Transfer Premium on a monthly basis, the Rent paid for the portion of the Premises to be assigned or subleased by Tenant shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all leasehold concessions granted in connection therewith, including, but not limited to, any rent credit and improvement allowance. For purposes of calculating any such effective rent all such concessions shall be amortized on a straight-line basis over the relevant term.

14.4           Intentionally Omitted.

14.5           Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord's costs of such audit (only if understated by more than seven percent (7%).

14.6           Additional Transfers. For purposes of this Lease, the term "Transfer" shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of twenty-five percent (25%) or more of the partners, or transfer of twenty-five percent or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter, it being acknowledged that Tenant is publicly traded as of the date hereof), (A) the dissolution, merger, consolidation or other reorganization of Tenant, the sale or other transfer of more than an aggregate of twenty-five percent (25%) of the voting shares of Tenant, within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of twenty-five percent (25%) of the value of the unencumbered assets of Tenant within a twelve (12) month period.

14.7           Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease beyond applicable notice and cure periods, Landlord is hereby irrevocably authorized, as Tenant's agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person. If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8           Permitted Transfers. Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (i.e., an entity which is controlled by, controls, or is under common control with, Tenant), (B) a sale of corporate shares of capital stock in Tenant on a nationally-recognized stock exchange, (C) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (D) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, shall not be deemed a Transfer requiring Landlord's consent under this Article 14 or subject to payment of Transfer Premium under Section 14.3 (any such assignee or sublessee described in items (A) through (D) of this Section 14.8 hereinafter referred to as a "Permitted Transferee"), provided that (i) Tenant notifies Landlord at least thirty (30) days prior to the effective date of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee as set forth above (provided that, if such notice or information requirements would violate the terms of any confidentiality obligations to which Tenant is subject then Tenant shall only be obligated to provide notice of such Transfer and/or such information reasonably requested by Landlord within a commercially reasonable period of time (not to exceed ten (10) days) after complying with such notice and/or information requirement would no longer cause a violation of such confidentiality obligations; provided, further, that Tenant's failure to provide notice prior to such permitted Transfer will not void the permitted Transfer or be deemed a default under this Lease so long as Tenant notifies Landlord within a commercially reasonable period of time (not to exceed ten (10) days) after the permitted Transfer is consummated), (ii) Tenant is not in default, beyond the applicable notice and cure period, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, (iv) solely in connection with an assignment of this Lease to a Permitted Transferee, such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles ("Net Worth") at least equal to the Net Worth of the Original Tenant as of the date of this Lease, (v) no assignment or sublease relating to this Lease, whether with or without Landlord's consent, shall relieve Tenant from any liability under this Lease, and (vi) the liability of such Permitted Transferee under either an assignment or sublease shall be joint and several with Tenant. "Control ," as used in this Section 14.8, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity. A Permitted Transferee which is the assignee of the entire interest of Tenant under this Lease shall be referred to as a "Permitted Transferee Assignee".

15.	OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1           Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2           Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises any Alterations and improvements in the Premises installed by or on behalf of Tenant, as may be required by Landlord pursuant to Section 8.5 above (excluding (x) all of the Tenant Improvements contemplated by the Work Letter other than those identified by Landlord in writing at the time of Landlord's approval of the Final Space Plan prior to the date hereof as being required to be removed, which Tenant shall otherwise have no obligation to remove, and (ii) Alterations for which Landlord, in connection with its approval of such Alterations, has indicated in writing to Tenant that it will not require such Alterations to be removed), all debris and rubbish, and such items of furniture, equipment (including, without limitation, all telephone or other form of communication lines or wires owned and/or installed by Tenant), business and trade fixtures, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. Whenever Landlord shall re-enter the Premises as provided in this Lease, any personal property of Tenant not removed by Tenant upon the expiration of the Lease Term, or within forty-eight (48) hours after a termination by reason of Tenant's default as provided in this Lease, shall be deemed abandoned by Tenant and may be disposed of by Landlord in accordance with Sections 1980 through 1991 of the California Civil Code and Section 1174 of the California Code of Civil Procedure, or in accordance with any laws or judicial decisions which may supplement or supplant those provisions from time to time. Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord's retention or disposition of any such Alterations or Tenant's personal property as provided above. Tenant shall be liable to Landlord for Landlord's costs for storing, removing and disposing of any Alterations or Tenant's personal property and shall indemnify and hold Landlord harmless from the claim of any third party to an interest in said personal property.

16.	HOLDING OVER

16.1           General. If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to 150% of the Base Rent applicable during the last rental period of the Lease Term. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom; provided that as a condition to Tenant's indemnity obligations under this Article 16, Landlord shall give Tenant written notice of the existence of a prospective successor tenant for the Premises or any portion thereof, or the existence of any other matter which might give rise to a claim by Landlord under the foregoing indemnity obligations, at least one hundred eighty (180) days prior to the date Landlord shall require Tenant's surrender of the Premises, and Tenant shall not be responsible to Landlord under the foregoing indemnity obligations if Tenant shall surrender the Premises on or prior to the expiration of such one hundred eighty (180)-day period (it being agreed, however, that Landlord need not identify the prospective tenant by name in its notice, and it being further agreed that such notice may be given prior to or after the scheduled expiration date of this Lease). A termination or non-renewal of this Lease is not intended to be and shall not be deemed to be a breach of the covenant of good faith and fair dealing.

16.2           Permitted Holdover Period. Notwithstanding anything contained herein to the contrary, so long as Tenant is not in default beyond any notice and/or grace periods, Tenant shall have the right, upon at least ninety (90) days' prior written notice to Landlord, to remain in the Premises for a period of up to three (3) months following the expiration of the current Lease Term (the "Holdover Period"), which tenancy shall be from month-to-month and in such case Base Rent shall be payable at a monthly rate equal to 110% of the Base Rent applicable during the last rental period of the current Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein; provided that during the Holdover Period, Tenant shall no longer have the right to extend the Lease Term pursuant to Section 2.3 above.

17.	ESTOPPEL CERTIFICATES

Within ten (10) days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be in a commercially reasonable form, indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term that Tenant is not publicly traded, not more than once per year (except in the case of a proposed sale or financing of the Project or Premises), Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year for Tenant. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

18.	SUBORDINATION

18.1           Subordination. Landlord represents and warrants to Tenant that, as of the date hereof, there is no mortgage or deed of trust or ground lease encumbering Landlord's interest in the Building or Project. Subject to the terms of this Article 18, this Lease is subject and subordinate to all future ground or underlying leases of the Building or Project and to the lien of any future mortgages or trust deeds in force against the Building or Project or any part thereof ("Superior Interest"), if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Notwithstanding the foregoing, Landlord's delivery to Tenant of a subordination, non-disturbance and attornment agreement in favor of Tenant from any holder of a Superior Interest who later comes into existence at any time after the date hereof and prior to the expiration of the Lease Term on such future lender's standard form of subordination, non-disturbance and attornment agreement, as reasonably modified by Tenant, shall be in consideration of, and a condition precedent to, Tenant's agreement to be bound by the terms and conditions of this Article 18; provided, however, that in no event shall the failure to deliver such a subordination, non-disturbance and attornment agreement to Tenant be construed as a default by Landlord under this Lease. Landlord shall request that the holder of any Superior Interest created after the date of this Lease execute a written "non-disturbance agreement" in favor of Tenant providing that if Tenant is not in Default under this Lease beyond any applicable grace period, such party will recognize this Lease and Tenant's rights hereunder and will not disturb Tenant's possession hereunder, and if this Lease is by operation of law terminated in a foreclosure, that a new lease will be entered into on the same terms as this Lease for the remaining term hereof. The failure of any such holder of a Superior Interest to execute and deliver such a non-disturbance agreement upon Landlord's request shall not constitute a default hereunder by Landlord, however, such Superior Interest as it relates to this Lease shall not vest unless and until such non-disturbance agreement is executed by such Superior Interest holder and delivered to Tenant. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn, without any deductions or set-offs whatsoever (except for Tenant's offset rights expressly set forth in Section 7.3), to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant's occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord's interest herein may be assigned as security at any time to any lienholder. Tenant shall, within five (5) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases consistent with this Section 18.1. If Tenant fails or refuses to execute, acknowledge, and deliver any such document within five (5) days after written demand, Landlord, its successors and assigns will be entitled to execute, acknowledge, and deliver any such document on behalf of Tenant as Tenant's attorney-in-fact. Tenant constitutes and irrevocably appoints Landlord, its successors and assigns, as Tenant's attorney-in-fact to execute, acknowledge, and deliver on behalf of Tenant any documents described in this Section 18.1. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. This Section 18.1 shall be self-operative and no further instrument of subordination shall be required in order to effect it.

18.2           Attornment by Tenant. If any holder of any Superior Interest succeeds to Landlord's interest in the Premises, Tenant will pay to such successor all Rent subsequently payable under this Lease (subject to its offset rights in Section 7.3). Tenant will, upon request of any holder of a Superior Interest so succeeding to the interest of Landlord, automatically become the tenant of, and attorn to, such successor in interest without change in this Lease. Such successor in interest will not be bound by: (a) any payment of Rent for more than one (1) month in advance; or (b) any amendment or modification of this Lease made without its written consent; or (c) any claim against Landlord arising prior to the date on which such successor succeeded to Landlord's interest; or (d) any claim or offset of Rent against the Landlord (other than Tenant's offset rights in Section 7.3). Upon request by such successor in interest and without cost to Landlord or such successor in interest, Tenant will execute, acknowledge, and deliver an instrument or instruments confirming the attornment. The instrument of attornment will also provide that such successor in interest will not disturb Tenant in its use of the Premises in accordance with this Lease. If Tenant fails or refuses to execute, acknowledge, and deliver any such instrument within twenty (20) days after written demand, such successor in interest will be entitled to execute, acknowledge, and deliver any such document on behalf of Tenant as Tenant's attorney-in-fact. Tenant constitutes and irrevocably appoints such successor in interest as Tenant's attorney-in-fact to execute, acknowledge and deliver on behalf of Tenant any document described in this Section 18.2.

18.3           Conditions for Tenant's Termination. No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant's obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless: (a) Tenant shall have first given written notice of Landlord's act or failure to act to any Superior Interest holder which has executed and delivered a subordination, non-disturbance and attornment agreement pursuant to Section 18.1, if any, specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant's rights; and (b) such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a "reasonable time" thereafter; but nothing contained in this Section 18.3 shall be deemed to impose any obligation on any such mortgagee to correct or cure any condition. "Reasonable time" as used above shall mean the timeframe required by the applicable subordination, non-disturbance and attornment agreement delivered pursuant to Section 18.1 or if no timeframe is specified therein, a reasonable time to obtain possession of the mortgaged premises if the mortgagee elects to do so, and a reasonable time to correct or cure the condition if such condition is determined to exist.

18.4           Non-merger of Fee and Leasehold Estate. If both Landlord's and Tenant's estates in the real property, or the improvements or the Premises become vested in the same owner, this Lease shall nevertheless not be destroyed by application of the doctrine of merger except at the express election of the Landlord and the consent of each and every lender whose loan is secured in whole or in part by all or any portions of the Premises.

18.5           Non-merger of Subleases. The surrender of this Lease by Tenant or the cancellation of this Lease by agreement of Tenant and Landlord or the termination of this Lease on account of Tenant's default will not work a merger, and will, at Landlord's option, terminate any subleases or operate as an assignment to Landlord of any subleases. Landlord's option under this paragraph will be exercised by notice to Tenant and all known subtenants in the Premises.

19.	DEFAULTS; REMEDIES

19.1           Events of Default. The occurrence of any of the following shall constitute an "event of default" of this Lease by Tenant:

19.1.1      Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due and such failure continues for five (5) days after written notice thereof from Landlord, except that Landlord shall only be required to give one (1) such notice in any calendar year, and after any such notice is given any failure by Tenant in such calendar year to pay any Rent due hereunder when due shall itself constitute an event of default, without the requirement of notice from Landlord of such failure;

19.1.2      Any failure by Tenant to respond to Landlord's request under Article 17 or 18 within the time permitted therein for such response, and such failure continues for a period of five (5) days after a subsequent written notice from Landlord; or

19.1.3      Except where a specific time period is otherwise set forth for Tenant's performance in this Lease, in which event the failure to perform by Tenant within such specific time period shall be a default by Tenant under this Section 19.1.3, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default, but in no event exceeding a period of time in excess of sixty (60) days after written notice thereof from Landlord to Tenant (provided that such 60-day period shall be extended by any period that Tenant is delayed in curing such default due to events of Force Majeure); provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; or

19.1.4      Intentionally Deleted; or

19.1.5      The failure by Tenant to observe or perform according to the provisions of Articles 5 or 14 of this Lease where, in each instance, such failure continues for more than five (5) business days' notice from Landlord; or

19.1.6      Tenant's failure to occupy a substantial portion of the Premises within one hundred eighty (180) days after the Lease Commencement Date, subject to extension by reason of Force Majeure.

Any notices to be provided by Landlord under this Section 19.1 shall be in lieu of, and not in addition to, any notice required under Section 1161 et seq. of the Code of Civil Procedure, and may be served on Tenant in the manner allowed for service of notices under this Lease.

19.2           Remedies Upon Default. Upon the occurrence of any event of default by Tenant which is continuing, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies (including, without limitation, during any eviction moratorium, to the extent allowed by Applicable Law), each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1      Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i)                 The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii)               The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)             The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)              Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v)                At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2      Landlord shall be entitled to the recovery of the unamortized portion of the Rent Abatement as of the date of such termination (and for this purpose only the Rent Abatement shall be amortized in equal monthly installments without interest over the portion of the initial Lease Term commencing upon expiration of the Rent Abatement Period).

19.2.3      Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.4      Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 through 19.2.3, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3           Sublessees of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4           Waiver of Default. No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.5           Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.6           Default by Landlord. Landlord shall not be deemed to be in default in the performance of any obligation required by it under this Lease, or under any agreement executed in connection herewith, unless and until it has failed to perform such obligation within thirty (30) days after receipt of written notice by Tenant to Landlord, specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such thirty (30) day period and thereafter diligently prosecute the same to completion. Nothing in this Section 19.6 shall be interpreted to mean that Tenant shall have the right to terminate this Lease or that Tenant is excused from paying any Rent due hereunder by reason of Landlord's default, except as expressly provided in Section 7.3. Except where the provisions of this Lease grant Tenant an express, exclusive remedy, or expressly deny Tenant a remedy, Tenant's exclusive remedy for Landlord's failure to perform its obligations under this Lease shall be limited to damages, injunctive relief, or specific performance; in each case, Landlord's liability or obligations with respect to any such remedy shall be limited as provided in Section 29.15.

20.	COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

21.	INTENTIONALLY OMITTED

22.	INTENTIONALLY OMITTED

23.	SIGNS

23.1           In General. Tenant shall be entitled, at its sole cost and expense, to identification signage on the exterior of Tenant's Premises in the maximum signage permitted by the Applicable Laws. Such signage, including, without limitation, the location, quality, design, style, lighting and size of such signage, shall (i) be consistent with the Landlord's Building standard signage program or any restrictions contained in any recorded CC&Rs affecting the Building or Project as of the date hereof or thereafter entered into by Landlord which does not have an Adverse Effect, (ii) be subject to Landlord's prior written approval, which shall not be unreasonably withheld if the other conditions set forth in this Section 23.1 are satisfied, (iii) comply with all Applicable Laws, and (iv) have been approved and permitted in advance by all applicable City of San Jose governmental agencies. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building or Project caused by such removal, as well as the restoration of the Building or Project to a condition existing prior to the installation of any such signage. If Tenant fails to timely remove such signage or to restore the areas in which such signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within ten (10) days after Tenant's receipt of an invoice therefor. The terms and conditions of this Section 23.1 shall survive the expiration or earlier termination of this Lease.

23.2           Monument Sign. Tenant, at Tenant's sole cost and expense, shall have the sole right to place its name on the monument sign serving the Building (the "Monument Sign"). The location, design, size and color of the signage with Tenant's name to be included on the Monument Sign and the manner in which it is attached to the Monument Sign, shall be subject to the reasonable approval of Landlord and all applicable governmental authorities, and Landlord shall have the right to require that all names on the Monument Sign be of the same size and style and made out of the same materials. Although the Monument Sign will be maintained by Landlord, in a manner reasonably satisfactory to Landlord, and the reasonable costs shall be included as Operating Expenses, Tenant shall pay the cost of any maintenance, repair and replacement associated with Tenant's panel on the Monument Sign.

23.3           Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed on the exterior of the Building or in the Project and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of any building within the Project (other than the Building) or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises, Building or Project are subject to the prior approval of Landlord, in its reasonable discretion.

24.	COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other rule, directive, order, regulation, guideline, code or requirement of any governmental entity or governmental agency (collectively, "Applicable Laws") now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such Applicable Laws, including any requirements to cease or reduce Tenant's business operations in or Tenant's use of the Premises. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 24. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp designated by Landlord; and (b) pursuant to the terms of Article 24 hereof, Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards required as a result of a CASp inspection requested by Tenant, and, if anything done by or for Tenant in its use or occupancy of the Premises shall require repairs to the Building (outside the Premises) to correct violations of construction-related accessibility standards as a result of a CASp inspection requested by Tenant, then Tenant shall, at Landlord's option, either perform such repairs at Tenant's sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs. As used herein, the "Landlord Responsible Areas" shall mean the Common Areas and the structural components of the Building for which Landlord is responsible under Section 7.2. Notwithstanding Tenant's obligations to maintain the Premises, Landlord shall be responsible for any upgrades, additions, alterations or improvements to the Landlord Responsible Areas required to comply with Applicable Laws (collectively, "Common Area Compliance Work"); provided, however, so long as Landlord has notified Tenant in advance (except in the case of an emergency), Tenant shall reimburse to Landlord, within thirty (30) days after Tenant's receipt of an invoice and paid receipts therefor, the reasonable, out-of-pocket expenses paid by Landlord for performing Common Area Compliance Work to the extent such Common Area Compliance Work is triggered by either (A) Tenant's use of the Premises for other than for the Permitted Use, or (B) any alterations or improvements to the Premises performed by or on behalf of Tenant, including any Tenant Improvements. To the extent consistent with the terms of Section 4.2.4 above, Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24, except to the extent such costs or expenses are caused by the gross negligence or willful misconduct of Landlord.

25.	LATE CHARGES

Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent or Additional Rent due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing, administration and accounting charges and late charges which may be imposed on Landlord by the terms of any encumbrance covering the Premises. Accordingly, if any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) days after said amount is due, then Tenant shall pay to Landlord a late charge equal to the greater of (i) five percent (5%) of the overdue amount or (ii) Two Hundred Fifty Dollars ($250.00). The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) ten percent (10%), and (ii) the highest rate permitted by applicable law.

26.	LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1           Landlord's Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after Landlord delivers notice to Tenant that such performance is required by the terms of this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2           Tenant's Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within ten (10) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

27.	ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable (at least 24 hours except in connection with an Emergency) advance notice to the Tenant to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants, or to current or prospective mortgagees, ground or underlying lessors or insurers (provided that prospective tenant tours shall not be conducted prior to the last year of the Lease Term); (iii) post notices of nonresponsibility; (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building or the Building's systems and equipment for which Landlord is responsible under Section 7.2; or (v) post "For Sale" signs and "For Lease" signs on the exterior of the Building (provided that Landlord shall only be permitted to post "For Lease" signs during the last twelve (12) months of the Lease Term). Any such entries shall be without the abatement of Rent (except to the extent provided in Section 6.6) and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in and to the Premises. In an Emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein. No reentry into or taking of possession of the Premises by Landlord pursuant to this Article 27 shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. No notice from Landlord under this Lease or under a forcible entry and detainer statute or similar law will constitute an election by Landlord to terminate this Lease unless such notice specifically says so. Landlord reserves the right following any such reentry or re-letting, or both, to exercise its right to terminate this Lease in connection with an event of default which is continuing by giving Tenant such written notice, and, in that event the Lease will terminate as specified in such notice.

28.	TENANT PARKING

Tenant shall have the exclusive right to use free of charge on a 24/7 basis (subject to Applicable Laws and any CC&Rs as of the date hereof or thereafter entered into by Landlord which does not have an Adverse Effect) the parking spaces set forth in Section 11 of the Summary and depicted as Tenant's parking on the Site Plan, subject to Section 29.39. Tenant's continued right to use the parking spaces is conditioned upon Tenant abiding by all reasonable, non-discriminatory rules and regulations which are prescribed from time to time for the orderly operation and use of the Premises parking facilities where the parking spaces are located, including any sticker or other identification system established by Landlord, and Tenant's use of commercially reasonable efforts to cause Tenant's employees and visitors also to comply with such rules and regulations. Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Premises parking facilities for purposes of permitting or facilitating any construction or repairs for which Landlord is responsible under this Lease; provided that Landlord shall provide Tenant, at no cost to Tenant, with reasonable substitute and equivalent parking in the minimum ratio as required in this Lease. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking spaces provided to Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant's own personnel, employees, agents, contractors, visitors and invitees, and the right to use such parking spaces may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval, except in connection with a sublease or assignment entered into by Tenant in accordance with the terms of this Lease.

29.	MISCELLANEOUS PROVISIONS

29.1           Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.2           No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.

29.3           Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and deliver the same to Landlord within ten (10) days following the request therefor. Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute such short form of Lease and to deliver the same to Landlord within ten (10) days following the request therefor.

29.4           Transfer of Landlord's Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.5           Prohibition Against Recording. Except as provided in Section 29.3 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.6           Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

29.7           Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.8           Time of Essence. Time is of the essence of this Lease and each of its provisions.

29.9           Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.10        No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto. Tenant agrees that neither Landlord nor any agent of Landlord has made any representation or warranty as to the suitability of the Premises for the conduct of Tenant's business, that any specific tenant or number of tenants shall occupy any space in the Project, nor has Landlord agreed to undertake any modification, alteration or improvement to the Premises except as provided in this Lease. Tenant further agrees that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the physical condition of the Building, the Project, the land upon which the Building or the Project are located, or the Premises, or the expenses of operation of the Premises, the Building or the Project, or any other matter or thing affecting or related to the Premises, except as herein expressly set forth in the provisions of this Lease.

29.11         Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.12         Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project (other than the portion thereof constituting the Building) as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.13         Waiver of Redemption by Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.

29.14         Notices. All notices, demands, statements, designations, approvals or other communications (collectively, "Notices") given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested ("Mail"), (B) delivered by a nationally recognized overnight courier, or (C) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 8 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth in Section 9 of the Summary, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the overnight courier delivery is made, or (iii) the date personal delivery is made or attempted to be made. If Notice is tendered under the provisions of this Lease and is refused by the intended recipient of the Notice, the Notice shall nonetheless be considered to have been given and shall be effective as of the date provided in this Lease. The contrary notwithstanding, any Notice given to Tenant in a manner other than that provided in this Lease, that is actually received by Tenant, shall be effective with respect to Tenant on receipt of such Notice. If Tenant is notified of the identity and address of Landlord's mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant's exercising any remedy available to Tenant.

29.15         Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Building (including any net sale or insurance proceeds received by Landlord) or (b) an amount equal to the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Building (as such value is reasonably determined by Landlord). Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.15 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties nor Tenant, nor the Tenant Parties, shall be liable under any circumstances for any punitive or consequential damages (except in relation to any (i) holdover by Tenant, subject to the terms set forth in Article 16 or (ii) statutory damages recoverable by Landlord under California Civil Code Section 1951.2 following an event of default by Tenant, provided the foregoing is not intended to limit the remedies provided elsewhere in this Lease, or (iii) damages arising from Hazardous Materials placed on the Premises or the Project by Tenant or any Tenant Parties), injury or damage to, or interference with, the other party's business, including but not limited to, loss of profits, loss of rents or other revenues (excluding Rent arising under the Lease), loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.16        Not Construed Against Drafter. Tenant acknowledges and agrees that it has read each of the terms of this Lease and has had the opportunity to comment and negotiate such terms, and that, therefore, the Lease shall not be construed in favor or against either party based on the fact that it was drafted by Landlord. Tenant hereby waives any rights under Section 1654 of the California Civil Code.

29.17        Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.18        Authority; Tenant Representation. If Tenant signs this Lease as a corporation, each of the persons executing this Lease on behalf of Tenant warrants to Landlord that Tenant is a duly authorized and existing corporation, that Tenant is qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to enter into this Lease, and that each person signing this Lease on behalf of Tenant has full authority to do so. If requested by Landlord, Tenant shall deliver to Landlord a certified copy of a resolution of Tenant's Board of Directors authorizing the execution of this Lease or other evidence of such authority reasonably acceptable to Landlord. If Tenant is a partnership, each person signing this Lease for Tenant represents and warrants that he is a general partner of the partnership, that he has full authority to sign for the partnership and that this Lease binds the partnership and all general partners of the partnership. Tenant shall give written notice to Landlord of any general partner's withdrawal or addition. If requested by Landlord, Tenant shall deliver to Landlord a copy of Tenant's recorded statement of partnership or certificate of limited partnership. Tenant hereby represents to Landlord that neither Tenant nor any members, partners, subpartners, parent organization, affiliate or subsidiary, or their respective officers, directors, contractors, agents, servants, employees, invitees or licensees (collectively, Tenant Individual"), to Tenant's current actual knowledge, appears on any of the following lists (collectively, "Government Lists") maintained by the United States government:

29.18.1  The two (2) lists maintained by the United States Department of Commerce (Denied Persons and Entities; the Denied Persons list can be found at http://www.bxa.doc.gov/DPL/Default.shtm; the Entity List can be found at http://www.bxa.doc.gov/Entitied/Default.htm);

29.18.2  The list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons, which can be found at http://www.ustreas.gov/ofac/t11sdn.pdf);

29.18.3  The two (2) lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties; the State Department List of Terrorists can be found at http://www.state.gov/s/ct/rls/fs/2001/6531.htm; the List of Debarred Parties can be found at http://www.pmdtc.org/debar059.htm); and

29.18.4  Any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of the Office of Foreign Assets Control, United States Department of Treasury, or by any other government or agency thereof.

29.19         Attorneys' Fees. In the event that either Landlord or Tenant brings any action or proceeding against the other for possession of the Premises or for the recovery of any sum due hereunder, or because of the breach of any covenant, condition, or provision hereof, or for any other relief against the other, declaratory or otherwise, including appeals therefrom, and whether being an action based upon a tort, or contract or this Lease, then the prevailing party to this Lease in any such proceeding (as determined by the court) shall be paid by the other party to this Lease in any such proceeding reasonable attorneys' fees and all costs of such action or proceeding which shall be enforceable, whether or not such action or proceeding is prosecuted to final judgment, and including an allowance for attorneys' fees for appeals and rehearings. Should Landlord be made a party to any suit or proceeding brought by any third party, arising by reason of Tenant's use or occupancy of the Premises and not being a dispute essentially between Landlord and Tenant, then Tenant shall defend the same and Landlord therein, at Tenant's sole cost and expense, and shall hold Landlord free and harmless from any liability, duty or obligation therein, including all attorneys' fees of Landlord, except to the extent arising from the gross negligence or willful misconduct of Landlord or Landlord Parties.

29.20         Governing Law; Waiver of Trial by Jury. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TO THE EXTENT NOT PROHIBITED BY LAW, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.21         Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.22         Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease, excepting only the real estate brokers or agents specified in Section 10 of the Summary (the "Brokers"). Landlord agrees that it shall be responsible to pay Brokers pursuant to a separate written agreement. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Brokers.

29.23         Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord (except as provided in Sections 6.6 and 7.3).

29.24        Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project (other than the Building) as Landlord may, in Landlord's sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity, without the prior written consent of Landlord.

29.25         Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.26         Confidentiality. Landlord and Tenant agree that the terms of this Lease shall be kept strictly confidential. Neither Landlord nor Tenant shall divulge the terms of this Lease to any person other than such party's officers, directors, employees, attorneys, investment advisers, accountants, contractors and/or consultants, and/or current or prospective assignees, subtenants, lenders or purchasers, in each instance who have a need to know any such terms and who agree to keep such information confidential. Notwithstanding the foregoing, the terms of this Lease may be disclosed, without any liability whatsoever for such disclosure, to any governmental entity, agency or any other person to whom disclosure is required by law or by regulatory or judicial process, including in connection with enforcing the terms of this Lease, or as may be required in connection with any dispute between Landlord and Tenant.

29.27         Landlord Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Work Letter. However, Tenant hereby acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the "Renovations") the Project (other than the portion thereof constituting the Building, except to the extent required by Section 7.2), including without limitation the Project parking areas, common areas, systems and equipment, which Renovations may include, without limitation, (i)  modifying the common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in common areas, and in connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Building, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord's actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations or Landlord's actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord's actions. Notwithstanding the foregoing, Landlord may not make any Renovations which would result in an Adverse Condition.

29.28         Development of the Project.

29.28.1  Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.

29.28.2  The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the "Other Improvements") are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord's right to convey all or any portion of the Project or any other of Landlord's rights described in this Lease.

29.28.3  Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant's occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction.

29.29         Force Majeure. Notwithstanding anything to the contrary contained in this Lease, any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, governmental laws, regulations or restrictions, civil commotions, Casualty, actual or threatened public health emergency (including, without limitation, epidemic, pandemic, famine, disease, plague, quarantine, and other significant public health risk), governmental edicts, actions, declarations or quarantines by a governmental entity or health organization (including, without limitation, any shelter-in-place orders, stay at home orders or any restrictions on travel related thereto that preclude Tenant, its agents, contractors or its employees from accessing the Premises, national or regional emergency), breaches in cybersecurity, and other causes beyond the reasonable control of the party obligated to perform, regardless of whether such other causes are (i) foreseeable or unforeseeable or (ii) related to the specifically enumerated events in this paragraph (collectively, a "Force Majeure"), shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage. If this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure. Notwithstanding anything to the contrary in this Lease, no event of Force Majeure shall (i) excuse Tenant's obligations to pay Rent and other charges due pursuant to this Lease, (ii) be grounds for Tenant to abate any portion of Rent due pursuant to this Lease, or entitle either party to terminate this Lease, except as allowed pursuant to Section 6.6, Section 7.3 and Articles 11 and 13 of this Lease, (iii) excuse Tenant's obligations under Articles 5 and 24 of this Lease, or (iv) extend the occurrence of the Lease Commencement Date.

29.30        Terms; Captions. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.31         Landlord's Title. Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.32        Waiver of Claims. As a material inducement to Landlord to enter into this Lease, Tenant hereby releases Landlord from, and hereby waives, any and all losses, costs, damages, expenses, liabilities, claims and causes of action (collectively, the "Released Claims") arising from or related to Tenant's inability or limitation to conduct operations from the Premises as a result of any "shelter in place" orders or similar governmental directives, including, without limitation, any claims for, and/or rights of, termination of this Lease and/or abatement, offset and/or deferral of Rent under this Lease, at law and/or in equity related to the inability of Tenant to conduct operations from the Premises as a result of any "shelter in place" orders or similar governmental directives related thereto. With respect to the Released Claims, Tenant acknowledges that Tenant has either been advised by legal counsel or has made itself familiar with the provisions of California Civil Code section 1542, which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY. Tenant, being aware of the foregoing code section, hereby expressly waives any rights Tenant may have thereunder, as well as under any other statutes or common-law principles of similar effect, pertaining to the Released Claims.

29.33         No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation.

29.34         Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the "Lines") at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord's prior written reasonable consent, use an experienced and qualified contractor reasonably approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord's reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises prior to the expiration or any earlier termination of the Lease Term or, at any time, any Lines which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition.

29.35         Hazardous Substances.

29.35.1  Definitions. For purposes of this Lease, the following definitions shall apply: "hazardous substance(s)" and "hazardous material(s)" shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the "Environmental Laws," as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity. "Environmental Laws" shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to a) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any hazardous materials or b) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any hazardous materials.

29.35.2  Compliance with Environmental Laws. Tenant shall not sell, use, or store in or around the Premises any hazardous materials, except if stored, properly packaged and labeled, disposed of and/or used in accordance with applicable Environmental Laws. In addition, Tenant agrees that it: (a) shall not cause or suffer to occur, the release, discharge, escape or emission of any hazardous materials at, upon, under or within the Premises or any contiguous or adjacent premises; (b) shall not engage in activities at the Premises that could result in, give rise to, or lead to the imposition of liability upon Tenant or Landlord or the creation of a lien upon the Building or land upon which the Premises is located; (c) shall notify Landlord promptly following receipt of any knowledge with respect to any actual release, discharge, escape or emission (whether past or present) of any hazardous materials at, upon, under or within the Premises; and (d) shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any release, discharge, escape or emission of any hazardous materials at, upon, under or within the Premises or any contiguous or adjacent premises.

29.35.3  Tenant Hazardous Materials. Tenant will (i) obtain and maintain in full force and effect all "Environmental Permits," as that term is defined below, that may be required from time to time under any Environmental Laws applicable to Tenant or the Premises, and (ii) be and remain in compliance with all terms and conditions of all such Environmental Permits and with all other Environmental Laws. "Environmental Permits" means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with any Environmental Law. On or before the Lease Commencement Date and on each anniversary of the Lease Commencement Date thereafter, as well as at any other time following Tenant's receipt of a reasonable request from Landlord, Tenant agrees to deliver to Landlord a list of all hazardous materials being used and anticipated to be used by Tenant in the Premises and the quantities thereof. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all hazardous materials, including any equipment or systems containing hazardous materials, which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building, and/or the Project or any portion thereof by Tenant and/or any Tenant Parties (such obligation to survive the expiration or sooner termination of this Lease). Nothing in this Lease shall impose any liability on Tenant for any hazardous materials in existence on the Premises, Building or Project prior to the Delivery Date, unless any such condition was exacerbated by Tenant or Tenant's Agents.

29.35.4  Landlord's Right of Environmental Audit. Landlord may, upon reasonable notice to Tenant, be granted access to and enter the Premises no more than once annually to perform or cause to have performed an environmental inspection, site assessment, Phase II or audit. Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord's sole expense. To the extent that the report prepared upon such inspection, assessment, Phase II or audit, indicates the presence of hazardous materials in violation of Environmental Laws, or provides recommendations or suggestions to prohibit the release, discharge, escape or emission of any hazardous materials at, upon, under or within the Premises in violation of Environmental Laws, or to comply with any Environmental Laws, Tenant shall promptly, at Tenant's sole expense, comply with such recommendations or suggestions, including, but not limited to performing such additional investigative or subsurface investigations or remediation(s) as recommended by such inspector or auditor. Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any time, notwithstanding the above mentioned annual limitation, and Tenant must reimburse Landlord for the cost or fees incurred for such as Additional Rent. In connection with any such Phase II report/inspection by Landlord, Landlord shall reasonably cooperate with Tenant with respect to the timing and location of the same and Landlord shall use commercially reasonable efforts to minimize unreasonable interference with Tenant's access to and use of the Premises during the performance of such Phase II report/inspection.

29.35.5  Indemnification. Tenant agrees to indemnify, defend, protect and hold harmless the Landlord Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys' fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any hazardous materials or breach of any provision of this section, to the extent such liability, obligation, damage or costs was a result of actions caused or permitted by Tenant or a Tenant Party. Notwithstanding anything in this Section 29.35 to the contrary, (A) Tenant shall have no indemnity obligations under this Section 29.35.5 below, nor any remediation or other obligations whatsoever under this Section 29.35, with respect to any "Landlord Responsible Hazardous Materials" (as defined hereinbelow), except to the extent that Tenant or any Tenant Parties has exacerbated any pre-existing Hazardous Materials, (B) Landlord shall, at Landlord's sole cost, promptly perform any clean-up, containment, restoration, removal or other remedial work required to be performed by governmental authorities ("Remedial Work") to bring indoor air quality levels at the Premises into compliance with published regulatory screening levels for occupancy of the Premises where indoor air quality levels violate such standards due to any Landlord Responsible Hazardous Materials, and (C) Landlord shall, at Landlord's sole cost, promptly perform any Remedial Work at the Premises, Building or Project required under any Environmental Laws as the result of any Landlord Responsible Hazardous Materials. As used herein, "Landlord Responsible Hazardous Materials" shall mean Hazardous Materials either (1) existing at the Premises, the Building or the Project prior to the Delivery Date, or (2) brought upon, used, handled, stored, or released at the Premises, the Building or the Project by Landlord or any of the Landlord Parties.

29.35.6  Environmental Exit Survey. As part of Tenant's surrender of the Premises upon the expiration or any earlier termination of this Lease, an environmental exit survey shall be performed by Landlord's consultant in order to attempt to identify any environmental concerns at the Project resulting during the Lease Term or otherwise chargeable to Tenant or any Tenant Party. Tenant agrees that it shall fully cooperate in connection therewith. The cost of such exit survey shall be borne by Tenant and Tenant shall pay to Landlord such costs as invoiced within ten (10) days of receipt of an invoice therefor.

29.36         Consent by Landlord. The parties intend that whenever Landlord's consent or approval is expressly or impliedly required by any provision of this Lease, the consent or approval may be granted or withheld arbitrarily in Landlord's sole discretion unless otherwise specifically stated in such provision. Notwithstanding anything to the contrary contained in this Lease, if any provision of this Lease expressly or impliedly obligates Landlord not to unreasonably withhold its consent or approval, an action for declaratory judgment or specific performance will be Tenant's sole right and remedy in any dispute as to whether Landlord has breached such obligation.

29.37         Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.38         Rooftop Equipment. Tenant shall have the exclusive right to use the roof of the Building solely for the installation, operation and maintenance of supplemental HVAC, telecommunications and other equipment (collectively, the "Rooftop Equipment") to serve Tenant's needs within the Premises. Any such installation, operation and maintenance shall be at Tenant's sole cost and expense and shall comply with the provisions of Section 8 (including, without limitation, obtaining Landlord's prior written consent to the plans and specifications therefor) and all Applicable Laws. Tenant shall keep all such Rooftop Equipment in good order, condition and repair, at Tenant's sole cost and expense. Tenant's installation of the Rooftop Equipment shall be done in such a manner as not to void any existing roof warranties in place at the Building. Tenant shall, at Tenant's sole cost and expense, be responsible to repair any damage to the Building, including the roof and roof membrane, caused by the installation of any Rooftop Equipment or any roof penetrations made in connection therewith. Tenant agrees to install only Rooftop Equipment of types and frequencies which will not cause unreasonable interference to other tenants of the Project. At the expiration or earlier termination of this Lease, Tenant shall remove any Rooftop Equipment to the extent required by Schedule 8.5, and repair any damage to the roof and roof membrane caused by the installation, operation or removal of the Rooftop Equipment.

29.39         Exterior Equipment. Tenant shall have the exclusive right to construct (and enclose or screen and secure) three concrete pads within the Common Areas and located immediately adjacent to the Building in the locations set forth on the Site Plan, and to install, operate and maintain supplemental chillers, emergency backup generator(s), acid waste neutralization system equipment and other equipment on such concrete pads, and to the extent necessary, provide connecting lines through the exterior of the Building to the Premises (collectively, the "Exterior Equipment") to serve Tenant's needs within the Premises, and reconfigure and restripe the affected parking areas required thereby as depicted in the Site Plan (Tenant acknowledging that any reduction in parking spaces resulting from the installation of the Exterior Equipment shall be counted against the parking spaces to be provided to Tenant under Article 28. Any such installation, operation and maintenance shall be at Tenant's sole cost and expense and shall comply with the provisions of Section 8 (including, without limitation, obtaining Landlord's prior written consent to the plans and specifications therefor) and all Applicable Laws. Tenant shall keep all such Exterior Equipment in good order, condition and repair, at Tenant's sole cost and expense. Tenant shall, at Tenant's sole cost and expense, be responsible to repair any damage to the Building, including the exterior walls, and Common Areas caused by the installation of any Exterior Equipment or any Building penetrations made in connection therewith. At the expiration or earlier termination of this Lease, Tenant shall remove any Exterior Equipment to the extent required by Schedule 8.5 and repair any damage to the Building and Common Areas caused by the installation, operation or removal of the Exterior Equipment (including, if required by Landlord, reconstruction of the parking and landscaping and other portions of the Common Areas which were disturbed by the installation of the Exterior Equipment so the same are substantially in the condition that they were on the Delivery Date). Tenant shall not, under any circumstances install any underground tanks in connection with such Exterior Equipment. Prior to the expiration or earlier termination of the Lease Term, Tenant shall close-out all permits associated with the Exterior Equipment.

29.40         Landlord's Representations.

29.40.1  Landlord represents and warrants to, and covenants with, Tenant that Landlord is not currently, nor shall be at any time during the Lease Term hereof, in violation of any Anti-Terrorism Laws, including without limitation the Executive Order and/or the USA Patriot Act.

29.40.2  Landlord covenants with Tenant that Landlord is not currently nor shall be during the Lease Term hereof on the Government Lists.

[Signatures appear on the following page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

"LANDLORD":

TRIMBLE-JUNCTION VENTURES, LLC,
a Delaware limited liability company

By:	/s/ RJ Lange
Name:	RJ Lange
Title:	EVP-COO

"TENANT":

VEECO INSTRUMENTS INC.,
a Delaware corporation

By:	/s/ William J. Miller
Name:	William J. Miller
Title:	Chief Executive Officer

By:	/s/ Kirk W. Mackey
Name:	Kirk W. Mackey
Title:	VP, Head of Legal and Secretary

EXHIBIT A

PREMISES

THIS EXHIBIT IS DIAGRAMMATIC ONLY, IS INTENDED ONLY TO SHOW THE GENERAL LOCATION OF THE ITEMS DESIGNATED, AND IS NOT INTENDED TO SHOW THE EXACT LINES OF THE PREMISES OR THE EXACT DIMENSIONS OR CONFIGURATION OF THE PARKING SPACES, COMMON AREA OR ANY PART THEREOF.

EXHIBIT A

EXHIBIT B

WORK LETTER

This Work Letter shall set forth the terms and conditions relating to the construction of the improvements in the Premises. This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Work Letter to Articles or Sections of "this Lease" shall mean the relevant portion of Articles 1 through 32 of the Lease to which this Work Letter is attached as Exhibit B and of which this Work Letter forms a part, and all references in this Work Letter to Sections of "this Work Letter" shall mean the relevant portion of Sections 1 through 5 of this Work Letter.

SECTION 1

THE PREMISES

Subject to the terms and conditions expressly set forth in this Tenant Work Letter and this Lease, Landlord shall deliver the Premises to Tenant, and Tenant shall accept the Premises from Landlord in then-existing, "AS-IS" condition as of the date of such delivery.

SECTION 2

IMPROVEMENTS

2.1       Tenant Improvement Allowance. Tenant shall be entitled to the Tenant Improvement Allowance described in Section 12 of the Summary for the costs relating to the initial design and construction of improvements which are permanently affixed to the Premises (the "Tenant Improvements"). In no event shall any of the Tenant Improvement Allowance be used for free rent, Tenant's furniture, fixtures, equipment or other items of personal property (collectively, "FF&E"), except to the extent any FF&E will be permanently affixed to the Premises or is identified in any Final Space Plan or Construction Drawings approved by Landlord (including but not limited to the Approved Working Drawings) that is not specified by Landlord pursuant to Section 3.5 of this Work Letter as subject to removal upon expiration or early termination of the Lease Term. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in the event that Tenant fails to immediately pay any portion of the "Over-Allowance Amount," as defined in Section 4.2.1, nor shall Landlord be obligated to pay a total amount which exceeds the Tenant Improvement Allowance. Notwithstanding the foregoing or any contrary provision of this Lease, all Tenant Improvements shall be deemed Landlord's property under the terms of this Lease.

2.2       Disbursement of the Tenant Improvement Allowance.

2.2.1       Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's customary disbursement process, including, without limitation, Landlord's receipt of invoices for all costs and fees described herein) only for the following items and costs (collectively the "Tenant Improvement Allowance Items"):

2.2.1.1         Payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Tenant Work Letter;

2.2.1.2         The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3         The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors' fees and general conditions;

2.2.1.4         The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5         The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the "Code");

EXHIBIT B

2.2.1.6         The cost of any changes to the Base Building required by any changes to the Code after Landlord approves the Final Working Drawings;

2.2.1.7         The cost of the "Construction Management Fee," as that term is defined in Section 4.4 of this Tenant Work Letter;

2.2.1.8         Costs towards Tenant's exterior signage for the Premises;

2.2.1.9         Sales and use taxes; and

2.2.1.10         All other costs to be expended by Landlord in connection with the construction of the Tenant Improvements as expressly set forth herein.

2.2.2       Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, beginning with the first request for payment of the "Contractor," as that term is defined in Section 4.1.1 of this Tenant Work Letter, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items and shall authorize the release of monies as follows.

2.2.2.1         Monthly Disbursements. On or before the first day of each calendar month during the construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the Contractor, approved by Tenant, in a form reasonably acceptable to Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of "Tenant's Agents," as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed mechanic's lien releases from all of Tenant's Agents which shall be conditional with respect to the then-requested payment amounts and unconditional with respect to all payment amounts previously disbursed by Landlord or Tenant, from all of Tenant's Agents, which releases shall comply with the appropriate provisions of California Civil Code Section 8132-8138; and (iv) all other information reasonably requested by Landlord. Tenant's request for payment shall not be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request. To the extent Landlord determines a submission by Tenant does not contain all items specified in items (i) through (iv), above, Landlord shall have fifteen (15) days after receipt of that submission to provide written notice to Tenant identifying any and all deficiencies. Within thirty (30) days following Landlord's receipt of the items specified in items (i) through (iv), above, Landlord shall deliver a check to Tenant made payable to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the "Final Retention," as that term is defined below), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the "Approved Working Drawings," as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.

2.2.2.2         Final Retention. Notwithstanding anything to the contrary contained in this Lease or this Tenant Work Letter, Landlord shall withhold, and shall not be required to disburse, an amount equal to ten percent (10%) of the Tenant Improvement Allowance (the "Final Retention") until construction of the Tenant Improvements has been completed and Tenant has satisfied the requirements of this Section 2.2.2.2. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanic's lien releases in compliance with both California Civil Code Section 8136 and Section 8138; (ii) Landlord has not disputed such request for payment based on substandard work which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant's use of such other tenant's leased premises in the Building, and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been completed.

2.2.2.3         Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord's property under the terms of this Lease.

2.3       Building Standards. Landlord has established or may establish specifications for certain Building standard components to be used in the construction of the Tenant Improvements in the Premises. The quality of Tenant Improvements shall be equal to or of greater quality than the quality of such Building standards, provided that Landlord may, at Landlord's option, require the Tenant Improvements to comply with certain Building standards. Landlord may make changes to said specifications for Building standards from time to time, provided, however, that Landlord may not make changes to said specifications or require Tenant to comply with certain Building standards for Tenant Improvements that have already been completed and paid to Contractor from the Tenant Improvement Allowance or by Tenant to the extent the Tenant Improvement Allowance is unavailable to make such payment without the written consent of Tenant. Removal requirements regarding the Tenant Improvements are addressed in Section 8 of the Lease.

EXHIBIT B

2.4       Allowance Sunset Date. Notwithstanding anything to the contrary in this Lease, the Tenant Improvement Allowance shall be available for disbursement pursuant to the terms hereof only for Tenant Improvements performed by Tenant prior to one (1) year after the Lease Commencement Date (the "Allowance Sunset Date"), and accordingly, if any portion of the Tenant Improvement Allowance is not requested by Tenant and disbursed by Landlord (other than a failure to disburse by reason of Landlord's breach of its obligations hereunder) prior to the Allowance Sunset Date, such unused portion shall be forfeited by Tenant; provided, however, that the one (1) year period for calculating the Allowance Sunset Date shall be tolled up to one-hundred eighty (180) days in the aggregate for any period of time after the Delivery Date during which Tenant is not permitted to proceed with the Tenant Improvements due to any local, state, or Federal health order limiting construction activities at the Premises or other Force Majeure Event.

2.5       Landlord's Drawing Contribution. In addition to the Tenant Improvement Allowance, Landlord shall pay an amount up to $14,517.00 (i.e., $0.15 per rentable square foot of the Premises) ("Landlord's Drawing Contribution") toward the costs of the Construction Drawings, Final Space Plan and Final Work Drawings (as defined below) to be prepared by the Architect (as defined below). Within thirty (30) days after Tenant's delivery to Landlord of an invoice from the Architect for services rendered in preparing the Construction Drawings, Final Space Plan and Final Work Drawings, Landlord shall deliver a check to Tenant in the lesser amount of (i) the amount set forth in said invoice from the Architect, or (ii) Landlord's Drawing Contribution. No portion of Landlord's Drawing Contribution, if any, remaining after payment for the Construction Drawings, Final Space Plan and Final Work Drawings prepared by the Architect shall be available for use by Tenant.

2.6       Stucco Repair Allowance and Asphalt Repair Allowance. In connection with Tenant's performance of the Tenant Improvements, it is contemplated that Tenant will (i) perform certain repairs to the stucco on the Building ("Stucco Repair Work"), and (ii) perform certain repair work to the asphalt in the parking areas serving the Building (the "Asphalt Repair Work"). Landlord shall contribute up to (x) $10,000.00 (the "Stucco Repair Allowance") towards the cost of the Stucco Repair Work, and (y) $35,000.00 (the "Asphalt Repair Allowance") towards the cost of the Asphalt Repair Work. The Stucco Repair Allowance and the Asphalt Repair Allowance shall be handled and disbursed and otherwise subject to the same terms and conditions as the Tenant Improvement Allowance (and the Over-Allowance Amount shall take into account the Stucco Repair Allowance and Asphalt Repair Allowance).

SECTION 3

CONSTRUCTION DRAWINGS

3.1       Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1. Tenant presently intends to retain Dennis Kobza & Associates, Inc. d/b/a Kobza 2 as Architect and, upon execution of the Lease, Landlord shall be deemed to have approved Dennis Kobza & Associates, Inc. d/b/a Kobza 2 as Architect. Should it become necessary to retain any other Architect, such retention shall be subject to Landlord's prior approval, not to be unreasonably withheld, conditioned or delayed. Tenant shall retain engineering consultants or design build contractors (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work in the Premises, which work is not part of the Base Building. Tenant presently intends to retain Air Systems, Inc. as an Engineer and, upon execution of the Lease, Landlord shall be deemed to have approved Air Systems, Inc. as an Engineer. Should it become necessary to retain any other Engineers, Tenant's retention of the Engineers shall be subject to Tenant's receipt of Landlord's prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings." All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord's reasonable approval. Tenant and Architect shall verify the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, except to the extent Tenant or Architect identify an error or omission in the Construction Drawings created by the advice or assistance of Landlord or Landlord's space planner, architect, engineers, or consultants, and Landlord does not, after such error is brought to Landlord's attention, permit or approve revisions to the Construction Drawings to correct such error or omission.

EXHIBIT B

3.2       Final Space Plan. Attached hereto as Exhibit B-1 is a copy of the final space plan for the Tenant Improvements (the "Final Space Plan"), which is deemed approved upon execution of the Lease. Should any revisions be made to the Final Space Plan after execution of the Lease, such revision shall be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, without limitation as to other reasonable grounds for withholding consent, it shall be deemed reasonable for Landlord to withhold its consent to any proposed Tenant Improvements or aspect of the Final Space Plan in the event the same (i) require, or might reasonably require, or give rise to governmentally required changes to the Base Building, (ii) have an adverse effect on the structural integrity of the Building; (iii) are not in compliance with Code; (iv) have an adverse effect on the systems and equipment of the Building; or (v) have an effect on the exterior appearance of the Building (individually or collectively, a "Design Problem"). Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within ten (10) days after Landlord's receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require. Landlord and Tenant have agreed that Landlord has reviewed the Final Space Plan and, and notwithstanding anything to the contrary set forth in this Lease, Tenant shall only be required to remove the Tenant Improvements depicted in the Final Space Plan solely o the extent described in Schedule 8.5.

3.3       Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, fire-suppression system requirements, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the "Final Working Drawings" (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Such Final Working Drawings shall be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, it shall be deemed reasonable for Landlord to withhold its consent to any proposed Tenant Improvements or aspect of the Final Working Drawings in the event the same causes a Design Problem. Landlord shall advise Tenant within ten (10) business days after Landlord's receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith. In addition, if the Final Working Drawings or any amendment thereof or supplement thereto shall require alterations in the Base Building (as contrasted with the Tenant Improvements), and such alterations are not required to comply with changes to the Code that become effective after the date of this Work Letter and if Landlord in its sole and exclusive discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then (i) Tenant shall pay the cost of such required changes in advance upon receipt of notice thereof, and (ii) Tenant shall pay all direct architectural and/or engineering fees in connection therewith.

3.4       Approved Working Drawings; Submittal for Building Permits. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits (the "Building Permits"). Tenant shall concurrently deliver a copy of such submittal to Landlord and shall keep Landlord fully apprised all correspondence from the appropriate municipal authorities relating to the timing of the issuance (or any denial) of the Building Permits. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed.

EXHIBIT B

3.5       Restoration Obligations for Tenant Improvements. Concurrently with Landlord's approval of the Final Space Plan (or the Approved Working Drawings with respect to any Tenant Improvements not shown on the Final Space Plan), Landlord shall notify Tenant which portions of the Tenant Improvements, if any, that must be removed from the Premises by Tenant, at Tenant's sole cost and expense, upon the expiration or earlier termination of the Lease Term. Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Premises or the Project caused by Tenant's removal of any such portions of the Tenant Improvements or by the closing of any slab penetrations, and upon default thereof, Tenant shall reimburse Landlord for Landlord's reasonable cost of repairing and restoring such damage.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1       Tenant's Selection of Contractors.

4.1.1       The Contractor. A general contractor shall be retained by Tenant to construct the Tenant Improvements. Presently, Tenant intends to retain Tico Construction, Inc. as the general contractor ("Contractor") and, upon execution of the Lease, Landlord shall be deemed to have approved Contractor. Should it become necessary to retain any other Contractor at any time, such retention shall be subject to Landlord's prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. The parties agree that Landlord's approval of the Contractor to perform the Tenant Improvements shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of the Lease, (iii) does not have the ability to be bonded for the work, (iv) is not licensed as a contractor in the state/municipality in which the Premises is located, or (v) does not have sufficient experience performing similar improvements in Comparable Buildings, as reasonably determined by Landlord.

4.1.2       Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents") must be identified to Landlord upon request. Any first-tier or "prime" subcontractors that contract directly with the Contractor ("Prime Subcontractors") must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of Tenant's proposed Prime Subcontractors, Tenant shall submit other proposed Prime Subcontractors for Landlord's written approval. Tenant shall not use (and upon notice from Landlord shall cease using) Prime Subcontractors that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building.

4.2       Construction of Tenant Improvements by Tenant's Agents.

4.2.1       Construction Contract; Cost Budget. Prior to commencement of construction, Tenant shall submit a copy of the executed contract with the Contractor for the construction of the Tenant Improvements, including the general conditions with Contractor (the "Contract") to Landlord for its records. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.8, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the "Final Costs"). In the event that the Final Costs are greater than the amount of the Tenant Improvement Allowance (the "Over-Allowance Amount"), then Tenant shall pay a percentage of each amount requested by the Contractor or otherwise to be disbursed under this Tenant Work Letter, which percentage shall be equal to the Over-Allowance Amount divided by the amount of the Final Costs (after deducting from the Final Costs any amounts expended in connection with the preparation of the Construction Drawings, and the cost of all other Tenant Improvement Allowance Items incurred prior to the commencement of construction of the Tenant Improvements), and such payments by Tenant (the "Over-Allowance Payments") shall be a condition to Landlord's obligation to pay any additional amounts from the Tenant Improvement Allowance. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs for such design and construction in excess of the Final Costs shall be added to the Over-Allowance Amount and the Final Costs, and the Over-Allowance Payments shall be recalculated in accordance with the terms of the immediately preceding sentence. In connection with any Over-Allowance Payment made by Tenant pursuant to this Section 4.2.1, Tenant shall provide Landlord with the documents described in items (i) through (iv) of Section 2.2.2.1 of this Tenant Work Letter, above, for Landlord's approval, prior to Tenant paying such costs.

4.2.2       Tenant's Agents.

4.2.2.1         Landlord's General Conditions for Tenant's Agents and Tenant Improvement Work. Tenant's and Tenant's Agent's construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant's Agents shall submit schedules of all work relating to the Tenant Improvements to Contractor and Contractor shall, within ten (10) business days of receipt thereof, inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all rules made by Landlord's Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements.

EXHIBIT B

4.2.2.2         Indemnity. Tenant's indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Tenant Improvements and/or Tenant's disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in this Lease, shall also apply, except where there is fraudulent conduct by Landlord or any person or entity acting on Landlord's behalf, with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord's performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

4.2.2.4         Insurance Requirements.

4.2.2.4.1  General Coverages. All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.2.2.4.2  Special Coverages. Tenant shall carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof. Such insurance shall be in amounts not less than $5,000,000 per incident, $5,000,000 in aggregate and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.2.2.4.3  General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor's equipment is moved onto the site. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof that is not caused in whole or in part by the gross negligence of Landlord or any person or entity acting on Landlord's behalf, Tenant shall immediately repair the same at Tenant's sole cost and expense. Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant's Agents. All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter. Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Tenant Improvements and naming Landlord as a co-obligee.

4.2.3       Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations (specifically including, without limitation, any OSHA requirements) as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.

4.2.4       Meetings. Commencing upon the execution of this Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location designated by Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor's current request for payment.

EXHIBIT B

4.3       Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction, (i) Tenant shall cause (A) the Architect and Contractor to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) the Contractor to certify, to the best of its knowledge, that the as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, (C) the Architect to certify, to the best of its knowledge, that the record drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (D) the Architect and Contractor to deliver to Landlord two (2) sets of copies of such record drawings and as-built drawings, respectively, within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

4.4       Construction Management Fee. Tenant shall pay a fee to Landlord for construction inspection, administration and management with regard to the Tenant Improvements (the "Construction Management Fee") in an amount equal to $75,000.00, which Construction Management Fee shall be for services relating to the coordination of the construction of the Tenant Improvements.

SECTION 5

MISCELLANEOUS

5.1       Tenant's Representative. Tenant has designated Charles Howlett as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2       Landlord's Representative. Landlord has designated Jason Gundrum as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3       Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4       Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, if any default by Tenant under the Lease or this Tenant Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the substantial completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements and any costs occasioned thereby), and (ii) all other obligations of Landlord under the terms of the Lease and this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease; provided, however, that if it is determined with a final unappealable judgment by a court of competent jurisdiction that Tenant was not in default under the Lease or this Tenant Work Letter, Tenant shall, subject to Section 29.15 of the Lease, be entitled to recover all damages, losses, fees (including attorneys' fees), costs, expenses, and other expenditures incurred by Tenant as a result of any conduct by Landlord pursuant to this Section 5.4.

EXHIBIT B

EXHIBIT B-1

FINAL SPACE PLAN

EXHIBIT B-1

EXHIBIT B-1

SITE ANALYSIS:
EXISTING ONE-STORY
EXISTING TWO-STORY
SEE ENLARGED PLAN
SEE ENLARGED PLAN
SEE ENLARGED PLAN
TRIMBLE ROAD
1 PRELIMINARY SITE PLAN
Veeco
PRELIMINARY SITE PLAN
A-1

EXHIBIT B-1

EXHIBIT B-1

2 SECOND FLOOR PLAN

PHASE 1

1 FIRST FLOOR PLAN

KOBZA

Veeco

OVERALL PLAN

A-2

EXHIBIT B-1

EXHIBIT B-1

ROOF @ 2 STORY BUILDING
ALL EQUIPMENT IS EXISTING
1 ROOF PLAN
2 LINE OF SIGHT (E) EAST ELEVATION
KOBZA
VEECO TENANT IMPROVEMENTS
ROOF PLAN
A-7

EXHIBIT B-1

EXHIBIT C

NOTICE OF LEASE TERM DATES

To:

Re:	Lease dated ______________, 2021 (the "Lease"), between TRIMBLE-JUNCTION VENTURES, LLC, a Delaware limited liability company ("Landlord"), and VEECO INSTRUMENTS INC., a Delaware corporation ("Tenant") concerning 355 East Trimble Road, San Jose, California.

Gentlemen:

Capitalized terms used but not defined herein shall have the meaning set forth in the Lease. In accordance with the Lease, we wish to advise you and/or confirm as follows:

1.       The Delivery Date occurred on ___________ ___, 20___.

2.       The Lease Commencement Date occurred on _______________ ___, 20___.

3.       The Lease Expiration Date shall be ____________ ___, 20___.

4.       If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

5.       Rent is due and payable in advance on the first day of each and every month during the Lease Term. Your rent checks should be made payable to ____________________________________ at _______________________________________.

"Landlord":

TRIMBLE-JUNCTION VENTURES, LLC,
a Delaware limited liability company

By:
Name:
Title:

Agreed to and Accepted as
of _____________, 20__.

"Tenant":

VEECO INSTRUMENTS INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT C

EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

General Rules

1.	Tenant shall not suffer or permit the obstruction of any easements, driveways or walkways within the Project.

2.	Landlord reserves the right to refuse access to any persons Landlord in good faith judges to be a threat to the safety and reputation of the Project.

3.	Tenant shall not make or permit any noise or odors that annoy or interfere with other owners or lessees of adjacent properties or persons having business within the Building.

4.	Tenant shall not keep animals or birds within the Project, other than service animals.

5.	Tenant shall not make, suffer or permit litter except in appropriate receptacles intended for that purpose.

6.	Trash receptacles placed outside of the Building are to be approved as to location and appearance by Landlord.

7.	Tenant shall be responsible for the inappropriate use of any toilet rooms, plumbing or other utilities. No foreign substances of any kind are to be inserted therein and no hazardous materials are to be disposed of in the sewer or drainage facilities.

8.	Tenant shall not deface the walls, partitions or other surfaces of the Building.

9.	Tenant shall not suffer or permit anything in or around the Premises or Building that causes excessive vibration or floor loading in any part of the Premises.

10.	Tenant shall return all keys at the termination of its tenancy and shall be responsible for the cost of replacing any keys that are lost.

11.	No tenant, employee or invitee shall go upon the roof of the Building except for purposes permitted by this Lease.

12.	Tenant shall not suffer or permit smoking or carrying of lighted cigars or cigarettes in areas reasonably designated by Landlord or by applicable governmental agencies as non-smoking areas.

13.	Tenant shall not install, maintain or operate any vending machines upon the Premises open to the general public without Landlord's prior written consent

14.	The Premises shall not be used for lodging.

15.	Tenant shall comply with all safety, fire protection and evacuation regulations established by Landlord or any applicable governmental agency.

16.	Landlord reserves the right to waive any one of these rules or regulations, and any such waiver shall not constitute a waiver of any other rule or regulation or any subsequent application thereof to Tenant.

17.	Tenant assumes all risks from theft or vandalism and agrees to keep its Premises locked as may be required.

18.	Landlord reserves the right to make such other reasonable rules and regulations as it may from time to time deem necessary for the appropriate operation and safety of the Premises and its occupants. Tenant agrees to abide by these and such rules and regulations.

19.	Tenant shall keep the yard areas clean and free of debris.

EXHIBIT D

Parking Rules

1.	Parking areas shall be used only for parking by vehicles no longer than full size, passenger automobiles herein called "Permitted Size Vehicles," unless otherwise specifically approved by Landlord; however, temporary parking of trucks in designated loading areas, while loading and unloading which does not block access driveways will also be permitted.

2.	Users of the parking area will obey all posted signs and park only in the areas designated for vehicle parking.

3.	Unless otherwise instructed, every person using the parking areas is required to park and lock his or her own vehicle. Landlord will not be responsible for any damage to vehicles, injury to persons or loss of property, all of which risks are assumed by the party using the parking area.

4.	Overnight parking of vehicles on the Project is prohibited, except as may be otherwise provided in Article 28 of this Lease.

5.	Washing, waxing, cleaning or servicing of any vehicle in any area is prohibited.

EXHIBIT D

SCHEDULE 8.5

CERTAIN TENANT IMPROVEMENTS REPAIR WORK

The following are the only components of the Tenant Improvements which Tenant is required to remove and restore upon the expiration or sooner termination of the Lease:

Acid waste neutralization system - decontamination and removal of double wall piping

Emergency generator - decontamination and demo

Overhead cranes - remove 2 overhead cranes

Troweled on epoxy flooring - grind and restore

Signage – removal

Open permits will be closed out upon termination of the lease.

Veeco proprietary equipment will be removed upon termination of the lease.

EXHIBIT D

LEASE

TRIMBLE-JUNCTION VENTURES, LLC,
a Delaware limited liability company,

as Landlord,

and

VEECO INSTRUMENTS INC.,
a Delaware corporation,

as Tenant.

INDEX

Page(s)

1.	PREMISES, BUILDING, PROJECT, AND COMMON AREAS	4
2.	LEASE TERM	5
3.	BASE RENT	7
4.	ADDITIONAL RENT	8
5.	USE OF PREMISES	16
6.	SERVICES AND UTILITIES	16
7.	REPAIRS AND MAINTENANCE	17
8.	ADDITIONS AND ALTERATIONS	19
9.	COVENANT AGAINST LIENS	21
10.	INSURANCE	21
11.	DAMAGE AND DESTRUCTION	24
12.	NONWAIVER	25
13.	CONDEMNATION	25
14.	ASSIGNMENT AND SUBLETTING	26
15.	OWNERSHIP AND REMOVAL OF TRADE FIXTURES	28
16.	HOLDING OVER	29
17.	ESTOPPEL CERTIFICATES	30
18.	SUBORDINATION	30
19.	DEFAULTS; REMEDIES	31
20.	COVENANT OF QUIET ENJOYMENT	33
21.	INTENTIONALLY OMITTED	33
22.	INTENTIONALLY OMITTED	33
23.	SIGNS	33
24.	COMPLIANCE WITH LAW	34
25.	LATE CHARGES	35
26.	LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT	35
27.	ENTRY BY LANDLORD	35
28.	TENANT PARKING	36
29.	MISCELLANEOUS PROVISIONS	36

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